Exhibit 10.12

Execution Version

OFFICE LEASE AGREEMENT

BETWEEN

NORMANDY NICKERSON ROAD, LLC

(“LANDLORD”)

AND

BITSTREAM INC.

(“TENANT”)

Execution Version

TABLE OF CONTENTS

1.	Basic Lease Information	1

2.	Lease Grant	4

3.	Adjustment of Commencement Date; Possession	5

4.	Rent	6

5.	Compliance with Laws; Use	6

6.	Security Deposit	7

7.	Building Services	8

8.	Leasehold Improvements	9

9.	Repairs and Alterations	10

10.	Entry by Landlord	11

11.	Assignment and Subletting	11

12.	Liens	13

13.	Indemnity and Waiver of Claims	13

14.	Insurance	14

15.	Subrogation	14

16.	Casualty Damage	15

17.	Condemnation	16

18.	Events of Default	16

19.	Remedies	16

20.	Limitation of Liability	17

21.	Relocation	18

22.	Holding Over	18

23.	Subordination to Mortgages; Estoppel Certificate	19

24.	Notice	19

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Execution Version

25.	Surrender of Premises	19

26.	Miscellaneous	20

27.	OFAC Compliance	23

Exhibits:

Exhibit A	Outline and Location of Premises

Exhibit B	Expenses and Taxes

Exhibit C	Work Letter

Exhibit D	Commencement Letter

Exhibit E	Building Rules and Regulations

Exhibit F	Additional Provisions

Exhibit G	Form of Letter of Credit

Exhibit H	Form of Notice of Lease

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Execution Version

OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT (the “Lease”) is made and entered into as of June 22, 2009, by and between NORMANDY NICKERSON ROAD, LLC, a Delaware limited liability company (“Landlord”) and BITSTREAM INC., a Delaware corporation (“Tenant”). The following exhibits and attachments are incorporated into and made a part of the Lease: Exhibit A (Outline and Location of Premises), Exhibit B (Expenses and Taxes), Exhibit C (Work Letter), Exhibit D (Commencement Letter), Exhibit E (Building Rules and Regulations), Exhibit F (Additional Provisions) and Exhibit G (Form of Letter of Credit).

1.	Basic Lease Information.

1.01 “Building” shall mean the building located at 500 Nickerson Road, Marlborough, Massachusetts 01752. “Rentable Square Footage of the Building” is deemed to be 82,423 square feet.

1.02 “Premises” shall mean the areas shown on Exhibit A to this Lease consisting of 27,378 rentable square feet on the second floor of the Building. The “Rentable Square Footage of the Premises” is deemed to be 27,378 rentable square feet. Landlord and Tenant stipulate and agree that the Rentable Square Footage of the Building and the Rentable Square Footage of the Premises are correct.

1.03 “Base Rent”:

Period or Months of Term	Annual Rate Per Square Foot	Monthly Base Rent
Lease Months 1 - 15*	$18.00	$41,067.00
Lease Months 16 - 27	$18.50	$42,207.75
Lease Months 28 - 39	$19.00	$43,348.50
Lease Months 40 - 51	$19.50	$44,489.25
Lease Months 52 - 63	$20.00	$45,630.00
Lease Months 64 - 75	$20.50	$46,770.75
Lease Months 76 - 87	$21.00	$47,911.50
Lease Months 88 - 99	$21.50	$49,052.25
Lease Months 100 - 111	$22.00	$50,193.00
Lease Months 112 - 120	$22.50	$51,333.75

*	Monthly Base Rent shall not accrue and shall not be owed (the “Abated Rent”) by Tenant during the first 90 days of the Term (the “Abatement Period”), provided that in the event this Lease is terminated due to the occurrence of an Event of Default by the Tenant, the Landlord shall have a right to recover the Abated Rent as part of the Landlord’s damages under this Lease.

1.04 “Tenant’s Pro Rata Share”: 33.22% for the Building and 4.77% for the Complex. Tenant’s Pro Rata Share shall be adjusted for changes in the Rentable Square Footage of the Premises and/or the Rentable Square Footage of the Building and/or Complex, including, without limitation, changes which may result from any condemnation or other taking of a portion of the Building and/or Complex.

Execution Version

1.05 “Base Year” for Taxes: Fiscal Year (defined below) 2010 (i.e., July 1, 2009 to June 30, 2010); “Base Year” for Expenses (defined in Exhibit B): calendar year 2010. For purposes hereof, “Fiscal Year” shall mean the Base Year for Taxes and each period of July 1 to June 30 thereafter.

1.06 “Term”: A period of one hundred and twenty (120) Lease Months from the Commencement Date. Subject to adjustment as provided in Section 3, the Term shall commence on August 15, 2009 (the “Commencement Date”) and, unless terminated early or extended in accordance with this Lease, end on the one hundred and twentieth (120th) Lease Month following the Commencement Date (the “Termination Date”). “Lease Month” shall mean a calendar month (or, if the Commencement Date is not the first day of a calendar month, the first Lease Month shall be such partial calendar month in which the Commencement Date occurs plus the first full calendar month thereafter).

1.07 “Landlord’s Work/Improvement Allowance”: Landlord shall provide Tenant (i) turn-key preparation of the Premises pursuant to the Final Plans more particularly set forth in Exhibit C (the “Landlord’s Work”) and (ii) $410,670.00 (the “Improvement Allowance”), which amount shall be applied, upon Tenant’s written request, to furniture, fixtures and equipment for the Premises, moving cost for Tenant’s occupancy of the Premises, tele-data cabling for the Premises, project management for (A) Tenant review of Landlord’s Work, (B) Alterations (defined below) and/or (C) additional Alterations (subject to Landlord’s approval as set forth in Section 9), including, but not limited to, security, audio/visual requirements, and construction change orders. Tenant acknowledges that any request for payment of the Improvement Allowance must be delivered to Landlord together with executed lien waivers (if applicable), contractor’s statements and/or invoices and owner’s statements covering the work for which reimbursement is then being requested and any other documents reasonably requested by Landlord as evidence that the work and/or equipment has been completed and paid for, and Landlord shall thereafter disburse such portion of the remaining Improvement Allowance within twenty (20) days after the Landlord’s receipt of all required documentation. Notwithstanding any provision to the contrary set forth in this Lease, Tenant shall not be entitled to any remaining portion of the un-disbursed Improvement Allowance to the extent Tenant does not request the same prior to the expiration of the eighteenth (18th) Lease Month.

1.08 “Security Deposit”: $135,680.00, as more fully described in Section 6.

1.09 Intentionally Omitted.

1.10 “Broker(s)”: Cushman & Wakefield of Massachusetts (“Tenant’s Broker”) and Richards, Barry, Joyce & Partners (“Landlord’s Broker”).

1.11 “Permitted Use”: General office use, light manufacturing, and associated storage, subject to and in compliance with all applicable zoning and land use laws, rules, codes and regulations.

Execution Version

1.12 “Notice Address(es)”:

Tenant:

Until the Commencement Date:

Bitstream Inc.

245 First Street, 17th Floor

Cambridge, MA 02142

Attn: Anna M. Chagnon, President

and James P. Dore, Vice President and

Chief Financial Officer

After the Commencement Date:

Bitstream Inc.

500 Nickerson Road,

Marlborough, Massachusetts 01752

Attn: Anna M. Chagnon, President

and James P. Dore, Vice President and

Chief Financial Officer

With a copy to:

(a) Bowditch & Dewey, LLP

175 Crossing Boulevard

Suite 500

Framingham, MA 01702

Attn: Paul C. Bauer, Esquire

(b) David Townsend

Cushman & Wakefield

125 Summer Street, 15th floor

Boston, MA 02110

Landlord:

For all Notices:

Steve Smith

Normandy Real Estate Management

1776 On the Green

67 Park Place East

Morristown, New Jersey 07960

With a copy to:

Raymond P. Trevisan

Principal, General Counsel

Normandy Real Estate Partners

67 Park Place East, 8th Floor

Morristown, New Jersey 07960

Execution Version

With a copy to:

McCarter & English LLP.

265 Franklin Street

Boston, Massachusetts 02110

Attention: Diane M. McDermott, Esquire

1.13 “Business Day(s)” are Monday through Friday of each week, exclusive of New Year’s Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (“Holidays”). Landlord may designate additional Holidays that are commonly recognized by other office buildings in the area where the Building is located. “Building Service Hours” are 8:00 a.m. to 6:00 p.m. on Business Days and 9:00 a.m. to 1:00 p.m. on Saturdays exclusive of Holidays.

1.14 “Complex”: Those certain parcels of land (approximately 85 acres) and the buildings, the parking areas and other improvements thereon, including the Building, collectively known as 100-700 Nickerson Road, Marlborough, Middlesex County, Massachusetts, also commonly known as Marlborough Technology Complex, as well as any additional buildings or amenities that may be constructed on the Complex property.

2.	Lease Grant.

The Premises are hereby leased to Tenant from Landlord, together with the right to use any portions of the Complex that are from time to time designated by Landlord for the common use of tenants and others, including, but not limited to (i) the common stairways and access ways, lobbies, hallways, entrances, stairs, elevators and any passageways thereto, toilets, refuse facilities, common pipes, ducts, conduits, wires, and other areas or facilities within the Building for the general use, convenience and benefit of Tenant and other tenants and occupants of the Building; and (ii) the common walkways, sidewalks, landscaping, parking spaces and driveways and loading docks associated with the Building, full service cafeteria, fitness center, lockers and showers, common executive conference center, training room and dry cleaning service (collectively, the “Common Areas”), subject to the right of Landlord to make such changes in or to the Building and/or Complex and the fixtures and equipment thereof, as well as in or to the street entrances, halls, passages, elevators, stairways and other improvements thereof, as Landlord may deem necessary or desirable, so long as the same does not materially adversely affect Tenant’s access to or use of the Premises and Landlord takes commercially reasonable efforts to minimize any disruption to Tenant caused by such changes. The Tenant shall also have the right to use the telephone and electrical closets and appurtenant equipment which serve the Premises and other premises in the Building; provided the right to access such closets and equipment shall be under the supervision of the Landlord and upon such rules and regulations as the Landlord shall designate, including approval of any vendors which may require access to connect the equipment servicing the Tenant’s Premises. Landlord may adopt any name for the Building and/or Complex and Landlord reserves the right to change the name or address of the Building at any time.

Execution Version

Landlord and Tenant acknowledge that the Premises are in a Building and Complex which are not open to the general public. Access to the Building or Complex is restricted to Landlord, Tenant, their agents, employees and contractors and to their invited visitors. In the event of a labor dispute including a strike, picketing, informational or associational activities directed at Tenant or any other tenant, Landlord reserves the right unilaterally to alter Tenant’s ingress and egress to the Building or Complex or make any other change in operating conditions to restrict pedestrian, vehicular or delivery ingress and egress to a particular location. The foregoing notwithstanding, Tenant shall have access to and use of the Premises twenty-four (24) hours per day and three hundred sixty-five (365) days per year.

3.	Adjustment of Commencement Date; Possession.

3.01 The Landlord shall deliver the Premises with Landlord’s Work Substantially Complete (as defined in Exhibit C) on August 15, 2009 to Tenant. In the event Landlord delivers the Premises to Tenant Substantially Complete prior to August 15, 2009, Tenant shall have early use of the Premises commencing on such delivery date for all purposes including moving in, installation of technology, furniture and trade fixtures, as well as for the Permitted Use, but the Commencement Date shall nonetheless be August 15, 2009. If for any reason whatsoever, Landlord is unable to deliver possession of the Premises to Tenant with the Landlord’s Work Substantially Complete on or prior to August 15, 2009, then this Lease shall remain in full force and effect and the Commencement Date shall automatically be adjusted forward on a day-for-day basis until the date on which Landlord delivers possession of the Premises to Tenant with the Landlord’s Work Substantially Complete. In the event Landlord does not deliver the Premises to Tenant Substantially Complete by September 15, 2009, as such date is extended due to Force Majeure and Tenant Delay (as defined in Exhibit C) (the “Late Delivery Threshold”), then each day of delay after the Late Delivery Threshold shall result in an increase in the Base Rent abatement set forth in Section 1.03 of one day (by way of example only, if there is no Force Majeure and no Tenant Delay and Landlord delivers the Premises Substantially Complete on September 17, 2009, the Base Rent abatement period shall be 92 days instead of 90 days). In the event Landlord fails, for any reason other than Force Majeure, to deliver possession of the Premises as required by this Lease on or before November 15, 2009 (which date shall be extended for each day of Tenant Delay), then Tenant may elect, upon notice to Landlord, given any time prior to the date of such delivery, to terminate this Lease effective upon the date that is thirty (30) days following such notice; provided that if Landlord delivers possession of the Premises prior to the end of such 30-day period, then such termination shall be of no force or effect. In the event Landlord fails, due to Force Majeure alone, to deliver possession of the Premises as required by this Lease on or before December 15, 2009 (which date shall be extended for each day of Tenant Delay), then Tenant may elect, upon notice to Landlord, given any time prior to the date of such delivery, to terminate this Lease effective upon the date that is thirty (30) days following such notice; provided that if Landlord delivers possession of the Premises prior to the end of such 30-day period, then such termination shall be of no force or effect.

3.02 Subject to Landlord’s obligations under this Lease, including the obligation to perform Landlord’s Work, the Premises are accepted by Tenant in “as is” condition and configuration without any representations or warranties by Landlord express or implied except as expressly provided in this Lease. By taking possession of the Premises, Tenant agrees that the

Execution Version

Premises are in good order and satisfactory condition; provided, this shall not limit the Landlord’s obligations under the provisions of this Lease including, without limitation, Section 7 (Building Services) and Section 9.02. Landlord shall also be obligated to cure any violations of laws with respect to the Premises (including the Americans with Disabilities Act) which may exist as of the Commencement Date, if any, within a reasonable period of time after the Landlord becomes aware of same. In the event Landlord’s Work triggers any necessary additional work to the Premises, Building or Complex to comply with any laws (including the Americans with Disabilities Act), Landlord shall be solely responsible for completing such additional work at Landlord’s sole cost and expense. Except as set forth in Section 3.01, Landlord shall not be liable for a failure to deliver possession of the Premises, or any other space, due to the holdover or unlawful possession of such space by another party; provided, however, that Landlord shall use reasonable efforts to obtain possession of the space. If Tenant takes possession of the Premises, or any portion thereof, before the Commencement Date, such possession shall be subject to the terms and conditions of this Lease. However, except for the cost of services requested by Tenant, Tenant shall not be required to pay Rent for any days of possession before the Commencement Date.

4.	Rent.

4.01 Tenant shall pay Landlord, without any setoff or deduction, unless expressly set forth in this Lease, all Base Rent and Additional Rent due for the Term (collectively referred to as “Rent”). “Additional Rent” means all sums (exclusive of Base Rent) that Tenant is required to pay Landlord under this Lease. Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent. Base Rent and recurring monthly charges of Additional Rent shall be due and payable in advance on the first day of each calendar month without notice or demand. All other items of Rent shall be due and payable by Tenant on or before 30 days after billing by Landlord. Rent shall be made payable to the entity, and sent to the address, Landlord designates and shall be made by good and sufficient check or by other means acceptable to Landlord. Past due Rent shall accrue interest at 12% per annum from the due date until actually paid. The foregoing notwithstanding, Tenant shall not be responsible for payment of such interest for the first such late payment in any calendar year if such late payment is made within five (5) days of receipt of Landlord’s written notice of delinquency. Landlord’s acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due. Rent for any partial month during the Term shall be prorated. No endorsement or statement on a check or letter accompanying payment shall be considered an accord and satisfaction. Tenant’s covenant to pay Rent is independent of every other covenant in this Lease.

4.02 Tenant shall pay Tenant’s Pro Rata Share of Taxes and Expenses in accordance with Exhibit B of this Lease.

5.	Compliance with Laws; Use.

The Premises shall be used for the Permitted Use and for no other use whatsoever. Tenant shall comply with all statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity whether in effect now or later, including the Americans with Disabilities Act (“Law(s)”), regarding the operation of Tenant’s business and the use, condition,

Execution Version

configuration and occupancy of the Premises, but only to the extent such obligations are triggered by Tenant’s particular manner of use of the Premises, other than for general office use. In addition, Tenant shall, at its sole cost and expense, promptly comply with any Laws that relate to the “Base Building” (defined below), but only to the extent such obligations are triggered by Tenant’s particular manner of use of the Premises, other than for general office use, or Alterations or improvements in the Premises performed or requested by Tenant, specifically excluding Landlord’s Work. “Base Building” shall include the structural portions of the Building, the public restrooms and the Building mechanical, electrical and plumbing systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located. Tenant shall promptly provide Landlord with copies of any notices it receives regarding an alleged violation of Law. Tenant shall comply with the rules and regulations of the Building attached as Exhibit E and such other reasonable rules and regulations adopted by Landlord from time to time, including rules and regulations for the performance of Alterations (defined in Section 9). Landlord will deliver the Premises in compliance with all applicable laws (including the Americans with Disabilities Act) as of the Commencement Date.

6.	Security Deposit.

The Security Deposit shall be delivered to Landlord within five (5) business days of execution of this Lease by Tenant and held by Landlord without liability for interest (unless required by Law) as security for the performance of Tenant’s obligations. The Security Deposit is not an advance payment of Rent or a measure of damages. Landlord may use all or a portion of the Security Deposit to satisfy past due Rent or to cure any Default (defined in Section 18) by Tenant. If Landlord uses any portion of the Security Deposit, Tenant shall, within 5 days after demand, restore the Security Deposit to its original amount. Subject to the Landlord’s right to apply the Security Deposit as set forth herein, Landlord shall return any unapplied portion of the Security Deposit to Tenant within 45 days after the later to occur of the Termination Date or the date Tenant surrenders the Premises to Landlord in compliance with Section 25. Landlord may assign the Security Deposit to a successor or transferee and, following the assignment, Landlord shall have no further liability for the return of the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts.

The Security Deposit shall be in the form of an irrevocable letter of credit (the “Letter of Credit”), which Letter of Credit shall: (a) be in the initial amount of $135,680; (b) be issued on the form attached hereto as Exhibit G; (c) name Landlord as its beneficiary; and (d) be drawn on an FDIC insured financial institution reasonably satisfactory to the Landlord. The Letter of Credit (and any renewals or replacements thereof) shall be for a term of not less than 1 year. Tenant agrees that it shall from time to time, as necessary, whether as a result of a draw on the Letter of Credit by Landlord pursuant to the terms hereof or as a result of the expiration of the Letter of Credit then in effect, renew or replace the original and any subsequent Letter of Credit so that a Letter of Credit, in the amount required hereunder, is in effect until a date which is at least 60 days after the Termination Date of the Lease. If Tenant fails to furnish such renewal or replacement at least 60 days prior to the stated expiration date of the Letter of Credit then held by Landlord, Landlord may draw upon such Letter of Credit and hold the proceeds thereof (and such proceeds need not be segregated) as a Security Deposit pursuant to the terms of this Section 6. Any renewal or replacement of the original or any subsequent Letter of Credit shall meet the requirements for the original Letter of Credit as set forth above, except that such replacement or renewal shall be issued by an FDIC insured financial institution satisfactory to Landlord at the time of the issuance thereof.

Execution Version

If Landlord draws on the Letter of Credit as permitted in this Lease, then, upon demand of Landlord, Tenant shall restore the amount available under the Letter of Credit to its original amount by providing Landlord with an amendment to the Letter of Credit evidencing that the amount available under the Letter of Credit has been restored to its original amount.

7.	Building Services.

7.01 Landlord shall furnish Tenant with the following services: (a) water for use in the Base Building lavatories; (b) customary heat and air conditioning in season during Building Service Hours; provided that Tenant shall have the right to receive HVAC service for the Premises during hours other than Building Service Hours by paying Landlord’s then standard charge for additional HVAC service so long as Tenant requests same by written notice to Landlord not later than 12:00 noon on the Business Day preceding the day of such overtime usage; (c) standard janitorial service on Business Days; (d) Elevator service; (e) Electricity in accordance with the terms and conditions in Section 7.02; and (f) such other services as Landlord reasonably determines are necessary or appropriate for the Building or Complex. Tenant may continuously run supplemental cooling of its server room in the Premises 24 hours per day, 365 days per year (“Supplemental Cooling”). Supplemental Cooling is not a Landlord-provided service, Landlord shall not shut down the Supplemental Cooling in non-Building Service Hours, and Landlord shall not charge Tenant the off-hours HVAC charges for Supplemental Cooling as same will be subject to electricity charges for Supplemental Cooling as part of the Premises electricity submeter, the charges for which shall be paid solely by the Tenant.

7.02 (a) Electricity shall be distributed to the Premises either by the electric utility company selected by Landlord to provide electricity service for the Building and/or Complex, or, at Landlord’s option, by Landlord; and Landlord shall permit Landlord’s wires and conduits, to the extent available, suitable and safely capable, to be used for such distribution. If and so long as Landlord is distributing electricity to the Premises, Tenant shall obtain all of its electricity from Landlord. Such charges will be based on Landlord’s actual cost of such electrical service based upon the existing submeter measuring usage in the Premises. If the electric utility company selected by Landlord to provide electricity service for the Building and/or the Complex is distributing electricity to the Premises, Landlord may elect to require Tenant, at its cost, to make all necessary arrangements with such electric utility company for metering and paying for electric current furnished to the Premises. All electricity used during the performance of janitorial service, or the making of any alterations or repairs in or to the Premises (excluding the Landlord’s Work), or the operation of any special air conditioning system serving the Premises, including Supplemental Cooling, shall be paid by Tenant. Landlord shall as part of the Landlord’s Work install a meter or sub-meter for electricity used in the Premises.

Landlord reserves the right at any time and from time to time before or during the Term to contract with an electric service provider (“Electric Service Provider”) of its choice to provide electricity service for the Building. Tenant shall cooperate with Landlord and the Electric Service Provider at all times and, as reasonably necessary, shall allow Landlord and the Electric Service Provider reasonable access after reasonable notice except in an emergency where Landlord shall provide notice to the extent reasonably possible to the Building’s and Complex’s electric lines, feeders, risers, wiring and other machinery within the Premises.

Execution Version

(b) Without the consent of Landlord, Tenant’s use of electrical service shall not exceed, either in voltage, rated capacity, use beyond Building Service Hours or overall load, that which Landlord, on a rentable square foot basis, reasonably deems to be standard for the Building, which as of the date of this Lease is five (5) watts per rentable square foot. Landlord acknowledges that Tenant’s operation of the Supplemental Cooling generally as well as beyond Building Service Hours (including 24 hours per day, seven days per week), using the existing unit to be delivered with the Premises, does not currently exceed the limits set forth in or otherwise violate the preceding sentence. Landlord shall have the right to measure electrical usage by commonly accepted methods. If it is determined that Tenant is using excess electricity, Tenant shall pay Landlord for the cost of such excess electrical usage as Additional Rent.

7.03 Landlord’s failure to furnish, or any interruption, diminishment or termination of services due to the application of Laws, the failure of any equipment, the performance of repairs, improvements or alterations, utility interruptions or the occurrence of an event of Force Majeure (defined in Section 26.03) (collectively a “Service Failure”) shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement. Notwithstanding the foregoing, in the event a Service Failure that is within the reasonable control of Landlord continues for a period in excess of five (5) consecutive business days, Tenant’s Base Rent shall abate on a day-by-day basis in proportion to the portion of the Premises that Tenant is unable to use for the Permitted Use. The foregoing Base Rent abatement shall be the Tenant’s sole remedy for any interruption of Tenant’s business operations due to such Service Failure.

8.	Leasehold Improvements.

All improvements in and to the Premises, including any Alterations (collectively, “Leasehold Improvements”) shall remain upon the Premises at the end of the Term without compensation to Tenant. Landlord, however, by written notice to Tenant given at the time of Landlord’s consent to any Alterations, to the extent required, may require Tenant, at its expense, to remove any Alterations (other than Landlord’s Work) that, in Landlord’s reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements and all Cable (as defined in Section 9.01; collectively referred to as “Required Removables”). Required Removables shall include, without limitation, Cable, internal stairways, raised floors, personal restrooms and showers, vaults, rolling file systems and structural alterations and modifications, but shall not include Landlord’s Work or any other improvements in the Premises on the date that possession of the Premises is delivered to Tenant. The designated Required Removables shall be removed by Tenant before the Termination Date. Tenant shall repair damage caused by the installation or removal of Required Removables. If Tenant fails to perform its obligations in a timely manner, Landlord may perform such work at Tenant’s expense.

Execution Version

9.	Repairs and Alterations.

9.01 Tenant shall periodically inspect the Premises to identify any conditions that are dangerous or in need of maintenance or repair. Tenant shall promptly provide Landlord with notice of any such conditions. Tenant shall, at its sole cost and expense, perform all maintenance and repairs to the Premises that are not Landlord’s express responsibility under this Lease, and keep the Premises in good condition and repair, reasonable wear and tear excepted. Tenant’s repair and maintenance obligations include, without limitation, repairs to: (a) floor covering; (b) interior partitions; (c) doors; (d) the interior side of demising walls; (e) electronic, phone and data cabling and related equipment that is installed by or for the exclusive benefit of Tenant (collectively, “Cable”); (f) supplemental air conditioning units, kitchens, including hot water heaters, plumbing, and similar facilities exclusively serving Tenant; (g) Alterations and (h) Rooftop Equipment (defined in Section 28 below). To the extent Landlord is not reimbursed by insurance proceeds, Tenant shall reimburse Landlord for the cost of repairing damage to the Building caused by the acts of Tenant, Tenant Related Parties and their respective contractors and vendors (including without limitation repairs necessitated by the installation, use, maintenance, repair and removal of the Rooftop Equipment). If Tenant fails to commence to make any repairs to the Premises for more than 15 days after notice from Landlord (although notice shall not be required in an emergency) and to continuously and diligently proceed to complete the repair if same cannot be completed within said 15 day period, Landlord may make the repairs, and Tenant shall pay the reasonable cost of the repairs, together with an administrative charge in an amount equal to 10% of the cost of the repairs. “Tenant Related Parties” shall mean Tenant’s officers, directors, shareholders, employees and agents.

9.02 Landlord shall keep and maintain in good repair and working order and perform maintenance upon the: (a) structural elements of the Building; (b) mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building in general; (c) Common Areas; (d) roof of the Building; (e) exterior windows of the Building; and (f) elevators serving the Building. Landlord shall promptly make repairs for which Landlord is responsible.

9.03 Tenant shall not make alterations, repairs, additions or improvements or install any Cable (collectively referred to as “Alterations”) without first obtaining the written consent of Landlord in each instance, such consent to include review and approval of all plans for such Alterations, which consent shall not to be unreasonably withheld, conditioned or delayed except that Landlord shall have complete discretion with regard to granting or withholding approval of the portions of the proposed Alterations to the extent such Alterations would impact the Building’s structure or systems, or would be visible from the common facilities or exterior of the Building. However, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Cosmetic Alteration”): (a) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (b) is not visible from the exterior of the Premises or Building; (c) will not affect the Base Building; (d) does not require work to be performed inside the walls, below the floor, or above the ceiling of the Premises; and (e) the cost of such work does not exceed $30,000.00. Tenant shall provide written notice to Landlord prior to the commencement of any Cosmetic Alterations and shall deliver to Landlord a copy of the plans and specifications, if any, for Cosmetic Alterations. Cosmetic Alterations shall be subject to all the other provisions of this Section 9.03. Prior to starting work, Tenant shall furnish Landlord with plans and specifications; names of contractors reasonably acceptable to Landlord

Execution Version

(provided that Landlord may designate specific contractors with respect to Base Building); required permits and approvals; evidence of contractor’s and subcontractor’s insurance in amounts reasonably required by Landlord and naming Landlord as an additional insured; and any security for performance in amounts reasonably required by Landlord. Changes to the plans and specifications must also be submitted to Landlord for its approval. Alterations shall be constructed in a good and workmanlike manner using materials of a quality reasonably approved by Landlord. Tenant shall reimburse Landlord for any sums paid by Landlord for third party examination of Tenant’s plans for non-Cosmetic Alterations. In addition, Tenant shall pay Landlord a fee for Landlord’s oversight and coordination of any Alterations other than Cosmetic Alterations equal to 3% of the cost of the Alterations. Upon completion, Tenant shall furnish “as-built” plans for all Alterations other than Cosmetic Alterations, completion affidavits and full and final waivers of lien. Landlord’s approval of an Alteration shall not be deemed a representation by Landlord that the Alteration complies with Law.

10.	Entry by Landlord.

Landlord may enter the Premises to inspect, show to prospective buyers of the Building or prospective lenders, or clean the Premises or to perform or facilitate the performance of repairs, alterations or additions to the Premises or any portion of the Building or in the last twelve (12) months of the Term, show to prospective tenants. Except in emergencies or to provide Building services, Landlord shall provide Tenant with reasonable prior verbal notice of entry, shall provide Tenant with the opportunity to accompany Landlord, and shall use reasonable efforts to minimize any interference with Tenant’s use of the Premises. If reasonably necessary, Landlord may temporarily close all or a portion of the Premises to perform repairs, alterations and additions. However, except in emergencies, Landlord will not close the Premises if the work can reasonably be completed on weekends and after Building Service Hours. Entry by Landlord shall not constitute a constructive eviction or entitle Tenant to an abatement or reduction of Rent. In connection with any repairs made in the Premises by Landlord, Landlord shall not eliminate power to the Supplemental Cooling or, if unavoidable, Landlord shall bring in temporary power or cooling equipment at Landlord’s sole cost and expense.

11.	Assignment and Subletting.

11.01 Except in connection with a Permitted Transfer (defined in Section 11.04), Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed if Landlord does not exercise its recapture rights under Section 11.02. If the entity which controls the voting shares/rights of Tenant changes at any time, such change of ownership or control shall constitute a Transfer, subject to Tenant’s rights with respect to a Permitted Transfer as set forth in Section 11.04, unless Tenant is an entity whose outstanding stock is listed on a recognized securities exchange or if at least 80% of its voting stock is owned by another entity, the voting stock of which is so listed. Any attempted Transfer in violation of this Section is voidable by Landlord. In no event shall any Transfer, including a Permitted Transfer, release or relieve Tenant from any obligation under this Lease.

Execution Version

11.02 Tenant shall provide Landlord with financial statements for the proposed transferee, a fully executed copy of the proposed assignment, sublease or other Transfer documentation and such other information as Landlord may reasonably request. Within 15 Business Days after receipt of the required information and documentation, Landlord shall either: (a) consent to the Transfer by execution of a consent agreement in a form reasonably designated by Landlord; (b) reasonably refuse to consent to the Transfer in writing; or (c) recapture the portion of the Premises that Tenant is proposing to Transfer for the term of the proposed Transfer. Landlord shall not exercise this right of recapture in the event the proposed Transfer would result, in the aggregate with any previous Transfers, in Transfers of less than forty percent (40%) of the Premises. If Landlord exercises its right to recapture, this Lease shall automatically be amended (or terminated if the entire Premises is being assigned or sublet) to delete the applicable portion of the Premises effective on the proposed effective date of the Transfer for the term of the proposed Transfer. Tenant shall pay Landlord its actual out-of-pocket fees, not to exceed $1,500.00, for Landlord’s review of any requested Transfer, excluding a Permitted Transfer, for which Tenant will have no cost reimbursement obligation.

11.03 Tenant shall pay Landlord 50% of all rent and other consideration which Tenant receives as a result of a Transfer that is in excess of the Rent payable to Landlord for the portion of the Premises and Term covered by the Transfer. Tenant shall pay Landlord for Landlord’s share of the excess within 30 days after Tenant’s receipt of the excess. Tenant may deduct from the excess, on a straight-line basis, all reasonable and customary expenses directly incurred by Tenant attributable to the Transfer, including but not limited to leasing concessions, broker’s fees, attorney’s fees and tenant improvements. If Tenant is in Default, Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of Tenant’s share of payments received by Landlord.

11.04 Tenant may assign this Lease to a successor to Tenant by purchase, merger, consolidation or reorganization (an “Ownership Change”) or assign this Lease or sublet all or a portion of the Premises to an Affiliate without the consent of Landlord, provided that all of the following conditions are satisfied (a “Permitted Transfer”): (a) Tenant is not in Default; (b) in the event of an Ownership Change, Tenant’s successor shall own substantially all of the assets of Tenant and have a net worth which is at least equal to Tenant’s net worth as of the day prior to the proposed Ownership Change; (c) the Permitted Use does not allow the Premises to be used for retail purposes; and (d) Tenant shall give Landlord written notice at least 15 Business Days prior to the effective date of the Permitted Transfer. Tenant’s notice to Landlord shall include information and documentation evidencing the Permitted Transfer and showing that each of the above conditions has been satisfied. If requested by Landlord, Tenant’s successor shall sign a commercially reasonable form of assumption agreement. “Affiliate” shall mean an entity controlled by, controlling or under common control with Tenant (for such period of time as such entity continues to be controlled by, controlling or under common control with Tenant, it being agreed that the subsequent sale or transfer of stock resulting in a change in voting control, or any other transaction(s) having the overall effect that such entity ceases to be controlled by, controlling or under common control with Tenant within twelve (12) months following an assignment of this Lease to an Affiliate, shall be treated as if such sale or transfer or transaction(s) were, for all purposes, an assignment of this Lease governed by the provisions of this Article 11).

Execution Version

12.	Liens.

Tenant shall not permit mechanics’ or other liens to be placed upon the Complex, Building, Premises or Tenant’s leasehold interest in connection with any work or service done or purportedly done by or for the benefit of Tenant or its transferees. Tenant shall give Landlord notice at least 15 days prior to the commencement of any work in the Premises to afford Landlord the opportunity, where applicable, to post and record notices of non-responsibility. Tenant, within 10 days of notice from Landlord, shall fully discharge any lien by settlement, by bonding or by insuring over the lien in the manner prescribed by the applicable lien Law. If Tenant fails to do so, Landlord may bond, insure over or otherwise discharge the lien. Tenant shall reimburse Landlord for any amount paid by Landlord, including, without limitation, reasonable attorneys’ fees. Landlord shall have the right to require Tenant to post a performance or payment bond in connection with any work or service done or purportedly done by or for the benefit of Tenant. Tenant acknowledges and agrees that all such work or service is being performed for the sole benefit of Tenant and not for the benefit of Landlord.

13.	Indemnity and Waiver of Claims.

Subject to the provisions of Section 15 and except as specifically otherwise provided in this Lease and except for the negligence or intentional misconduct of Landlord or Landlord Related Parties (defined below), Tenant hereby waives all claims against and releases Landlord and its trustees, members, principals, beneficiaries, partners, officers, directors, employees, Mortgagees (defined in Section 23) and agents (the “Landlord Related Parties”) from all claims for any injury to or death of persons, damage to property or business loss in any manner related to (a) Force Majeure, (b) acts of third parties, (c) the bursting or leaking of any tank, water closet, drain or other pipe, (d) the inadequacy or failure of any security services, personnel or equipment, or (e) any matter not within the reasonable control of Landlord. In addition to the foregoing, except for the negligence or intentional misconduct of Landlord or Landlord Related Parties, Tenant agrees that Landlord shall have no responsibility or liability whatsoever for any loss or damage, however caused, to furnishings, fixtures, equipment, or other personal property of Tenant or of any persons claiming by, through, or under Tenant. Except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Related Parties, Tenant shall indemnify, defend and hold Landlord and Landlord Related Parties harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Law) (collectively referred to as “Losses”), which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Related Parties by any third party and arising out of or in connection with any damage or injury occurring in the Premises or any negligence or intentional misconduct (including violations of Law) of Tenant, the Tenant Related Parties or any of Tenant’s transferees, contractors or licensees.

13.02 Subject to the provisions of Section 15, and except as specifically otherwise provided in this Lease, and except for the negligence or intentional misconduct of the Tenant (or those claiming under the Tenant), Landlord shall indemnify, defend and hold Tenant harmless against and from all Losses which may be imposed upon, incurred by or asserted against Tenant by any third party arising out of or in connection with damage or injury occurring in the Building (excluding the Premises) or the Complex as a result of the negligence or intentional misconduct of the Landlord or the Landlord Related Parties.

Execution Version

14.	Insurance.

Tenant shall maintain the following insurance (“Tenant’s Insurance”): (a) Commercial General Liability Insurance applicable to the Premises and its appurtenances providing, including blanket contractual and personal liability, with broad form endorsement with coverages of at least $2,000,000 per occurrence, $3,000,000 in the aggregate; (b) Excess/Umbrella Liability with coverages of at least $5,000,000 per occurrence, $5,000,000 in the aggregate; (c) Property/Business Interruption Insurance written on an All Risk or Special Perils form, with coverage for broad form water damage including earthquake sprinkler leakage, at replacement cost value and with a replacement cost endorsement covering all of Tenant’s business and trade fixtures, equipment, movable partitions, furniture, merchandise and other personal property within the Premises (“Tenant’s Property”) and any Leasehold Improvements performed by or for the benefit of Tenant; (d) Automobile/Hired and Owned with coverage of at least $1,000,000 combined single limit (e) Workers’ Compensation Insurance in amounts required by Law and (f) Employers Liability Coverage of at least $500,000.00 per occurrence. Tenant may carry any portion of the insurance required hereunder through a so-called umbrella coverage and/or blanket policy, provided that the Landlord has been provided with information to support that the so-called blanket coverage is adequate to provide the coverages required hereunder. Any company writing Tenant’s Insurance shall have an A.M. Best rating of not less than A-VIII. All Commercial General Liability Insurance policies shall name as additional insureds Landlord (or its successors and assignees), the holder(s) of any mortgage(s) encumbering the Premises, Normandy Real Estate Partners, LLC, Normandy Real Estate Management, LLC and all of their affiliates, members, officers, employees, agents and representatives, managing agents and premises owners, and other designees of Landlord and its successors as the interest of such designees shall appear, with the Landlord as certificate holder being designated as follows: Normandy Nickerson Road, LLC, Nickerson Road, Marlborough, MA, c/o Normandy Real Estate Management, 400 5th Avenue, Waltham, MA 02451. All policies of Tenant’s Insurance shall contain endorsements that the insurer(s) shall give Landlord and its designees at least 30 days’ advance written notice of any cancellation, termination, material change or lapse of insurance. Tenant shall provide Landlord with a certificate of insurance evidencing Tenant’s Insurance prior to the earlier to occur of the Commencement Date or the date Tenant is provided with possession of the Premises, and thereafter as necessary to assure that Landlord always has current certificates evidencing Tenant’s Insurance. So long as the same is available at commercially reasonable rates, Landlord shall maintain so called All Risk property insurance on the Building at replacement cost value as reasonably estimated by Landlord.

15.	Subrogation.

Landlord and Tenant hereby waive and shall cause their respective insurance carriers to waive any and all rights of recovery, claims, actions or causes of action against the other for any loss or damage with respect to Tenant’s Property, Leasehold Improvements, the Building, the Premises, or any contents thereof, including rights, claims, actions and causes of action based on negligence, which loss or damage is (or would have been, had the insurance required by this Lease been carried) covered by insurance.

Execution Version

16.	Casualty Damage.

16.01 If all or any portion of the Premises becomes untenantable by fire or other casualty to the Premises (collectively a “Casualty”), Landlord, with reasonable promptness but not later than sixty (60) days from the date of such casualty, shall cause a general contractor selected by Landlord to provide Landlord and Tenant with a written estimate of the amount of time required using standard working methods to Substantially Complete the repair and restoration of the Premises and any Common Areas necessary to provide access to the Premises (“Completion Estimate”). If the Completion Estimate indicates that the Premises or any Common Areas necessary to provide access to the Premises cannot reasonably be substantially completed within 270 days from the date of the Casualty, then either party shall have the right to terminate this Lease upon written notice to the other within 10 days after receipt of the Completion Estimate. Tenant, however, shall not have the right to terminate this Lease if the Casualty was caused by the gross negligence or intentional misconduct of Tenant or any Tenant Related Parties. In addition, Landlord, by notice to Tenant within 90 days after the date of the Casualty, shall have the right to terminate this Lease if: (1) the Premises have been materially damaged and there is less than two (2) years of the Term remaining on the date of the Casualty; (2) any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; or (3) a material uninsured loss to the Building occurs. In addition, in the event that the Premises and the Common Areas are not Substantially Completed within 270 days from the date the Casualty occurred, subject to reasonable delays (not to exceed sixty (60) days) for insurance adjustment or other matters beyond Landlord’s reasonable control, Tenant shall have the right to terminate this Lease upon 30 days advance notice to the Landlord given at any time subsequent to 270 days (plus a period of up to sixty (60) days set forth above, if applicable) after the date of the Casualty but prior to such Substantial Completion; provided that if the Landlord delivers the Premises and the Common Areas Substantially Complete prior to the expiration of such 30-day period then said notice of termination shall be of no force or effect.

16.02 If this Lease is not terminated, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, restore the Premises and Common Areas. Such restoration shall be to substantially the same condition that existed on the Commencement Date, except for modifications required by Law or any other modifications to the Common Areas deemed desirable by Landlord. Upon notice from Landlord, Tenant shall assign to Landlord (or to any party designated by Landlord) all property insurance proceeds payable to Tenant under Tenant’s Insurance with respect to any Leasehold Improvements performed by or for the benefit of Tenant which the Landlord may agree to restore (exclusive of Landlord’s Work which shall be insured by Landlord); provided if the estimated cost to repair such Leasehold Improvements exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, the excess cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s commencement of repairs. Landlord shall not be liable for any inconvenience to Tenant, or injury to Tenant’s business resulting in any way from the Casualty or the repair thereof. Provided that Tenant is not in Default, during any period of time that all or a material portion of the Premises is rendered untenantable as a result of a Casualty, the Rent shall abate for the portion of the Premises that is untenantable and not used by Tenant.

Execution Version

17.	Condemnation.

Either party may terminate this Lease if any material part of the Building or any portion of the Premises, is taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). For the purposes of this Section, a “material” part of the Building shall be over 30% of the Building. Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or the Complex which would have a material adverse effect on Landlord’s ability to profitably operate the remainder of the Building. The terminating party shall provide written notice of termination to the other party within 45 days after it first receives notice of the Taking. The termination shall be effective on the date the physical taking occurs. If this Lease is not terminated, Base Rent and Tenant’s Pro Rata Share shall be appropriately adjusted to account for any reduction in the square footage of the Building or Premises. All compensation awarded for a Taking shall be the property of Landlord. The right to receive compensation or proceeds are expressly waived by Tenant, however, Tenant may file a separate claim for Tenant’s Property and Tenant’s reasonable relocation expenses, provided the filing of the claim does not diminish the amount of Landlord’s award. If only a part of the Premises is subject to a Taking and this Lease is not terminated, Landlord, with reasonable diligence, will restore the remaining portion of the Premises as nearly as practicable to the condition immediately prior to the Taking.

18.	Events of Default.

Each of the following occurrences shall be a “Default”: (a) Tenant’s failure to pay any portion of Rent when due, if the failure continues for 5 days after written notice to Tenant (“Monetary Default”); (b) Tenant’s failure (other than a Monetary Default) to comply with any term, provision, condition or covenant of this Lease, if the failure is not cured within 30 days after written notice to Tenant provided, however, if Tenant’s failure to comply cannot reasonably be cured within 30 days, Tenant shall be allowed additional time (not to exceed 60 days) as is reasonably necessary to cure the failure so long as Tenant begins the cure within 10 days after such notice to Tenant and diligently pursues the cure to completion; (c) Tenant or any guarantor of this Lease becomes insolvent, makes a transfer in fraud of creditors, files a bankruptcy proceeding or has an involuntary proceeding filed against it which is not dismissed within thirty (30) days of filing, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts when due or forfeits or loses its right to conduct business; (d) the leasehold estate is taken by process or operation of Law; (e) Tenant abandons the Premises (vacating the Premises shall not constitute abandonment provided that Tenant otherwise complies with its obligations under this Lease); or (f) Tenant is in default beyond any notice and cure period under any other lease or agreement with Landlord at the Building or Complex. If Landlord provides Tenant with notice of Tenant’s failure to comply with any specific provision of this Lease on 3 separate occasions during any 12 month period, Tenant’s subsequent violation of such provision shall, at Landlord’s option, be an incurable Default by Tenant. All notices sent under this Section shall be in satisfaction of, and not in addition to, notice required by Law.

19.	Remedies.

19.01 Upon Default, Landlord shall have the right to pursue any one or more of the following remedies:

(a) Terminate this Lease, in which case Tenant shall immediately surrender the Premises to Landlord. If Tenant fails to surrender the Premises, Landlord, in compliance with Law, may enter upon and take possession of the Premises and remove Tenant, Tenant’s Property and any party occupying the Premises. Tenant shall pay Landlord, on demand, all past due Rent and other losses and damages Landlord suffers as a result of Tenant’s Default, including, without limitation, all Costs of Reletting (defined below) and any deficiency that may arise from reletting or the failure to relet the Premises. “Costs of Reletting” shall include all reasonable costs and expenses incurred by Landlord in reletting or attempting to relet the Premises, including, without limitation, legal fees, brokerage commissions, the cost of alterations and the value of other concessions or allowances granted to a new tenant.

Execution Version

(b) Terminate Tenant’s right to possession of the Premises and, in compliance with Law, remove Tenant, Tenant’s Property and any parties occupying the Premises. Landlord may (but, except as expressly provided below, shall not be obligated to) relet all or any part of the Premises, without notice to Tenant, for such period of time and on such terms and conditions (which may include concessions, free rent and work allowances) as Landlord in its absolute discretion shall determine. Landlord may collect and receive all rents and other income from the reletting. Tenant shall pay Landlord on demand all past due Rent, all Costs of Reletting and any deficiency arising from the reletting or failure to relet the Premises. The re-entry or taking of possession of the Premises shall not be construed as an election by Landlord to terminate this Lease. Landlord shall use reasonable efforts to relet the Premises on such terms as Landlord in its sole discretion may determine (including a term different from the Term, rental concessions, and alterations to, and improvement of, the Premises); however, Landlord shall not be obligated to relet the Premises before leasing other portions of the Building. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or to collect rent due for such reletting.

19.02 In lieu of calculating damages under Section 19.01, Landlord may elect to receive as damages the sum of (a) all Rent accrued through the date of termination of this Lease or Tenant’s right to possession, and (b) an amount equal to the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value, minus the then present fair rental value of the Premises for the remainder of the Term, similarly discounted, after deducting all anticipated Costs of Reletting. If Tenant is in Default of any of its non-monetary obligations under the Lease, Landlord shall have the right to perform such obligations. Tenant shall reimburse Landlord for the cost of such performance upon demand together with an administrative charge equal to 10% of the cost of the work performed by Landlord. The repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under this Lease. Except as set forth in the first sentence of this Section 19.02, no right or remedy of Landlord shall be exclusive of any other right or remedy. Each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at Law or in equity.

20.	Limitation of Liability.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) SHALL BE LIMITED TO THE INTEREST OF LANDLORD IN THE COMPLEX. TENANT

Execution Version

SHALL LOOK SOLELY TO LANDLORD’S INTEREST IN THE COMPLEX FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD OR ANY LANDLORD RELATED PARTY. NEITHER LANDLORD NOR ANY LANDLORD RELATED PARTY SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY, AND IN NO EVENT SHALL LANDLORD OR ANY LANDLORD RELATED PARTY BE LIABLE TO TENANT FOR ANY LOST PROFIT, DAMAGE TO OR LOSS OF BUSINESS OR ANY FORM OF SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGE. BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND THE MORTGAGEE(S) WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES (DEFINED IN SECTION 23 BELOW), NOTICE AND REASONABLE TIME TO CURE THE ALLEGED DEFAULT. WITHOUT LIMITING THE FOREGOING, IN NO EVENT SHALL LANDLORD OR ANY MORTGAGEES OR LANDLORD RELATED PARTIES OR TENANT (EXCEPT AS PROVIDED IN SECTION 22 BELOW) EVER BE LIABLE FOR ANY CONSEQUENTIAL OR INCIDENTAL DAMAGES OR ANY LOST PROFITS. IN NO EVENT SHALL TENANT BE LIABLE TO LANDLORD FOR ANY LOST PROFIT, DAMAGE TO OR LOSS OF BUSINESS OR ANY FORM OF SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGE OTHER THAN AS SET FORTH IN SECTION 22 OF THIS LEASE.

LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT’S INTENDED COMMERCIAL PURPOSE, AND TENANTS OBLIGATION TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, TENANT SHALL CONTINUE TO PAY THE RENT, WITHOUT ABATEMENT, SETOFF OR DEDUCTION, NOTWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED.

21.	Relocation.

Intentionally Omitted.

22.	Holding Over.

If Tenant fails to surrender all or any part of the Premises at the termination of this Lease, occupancy of the Premises after termination shall be that of a tenancy at sufferance. Tenant’s occupancy shall be subject to all the terms and provisions of this Lease, and Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) for the first 60 days of the holdover equal to 150% of the Base Rent due for the period immediately preceding the holdover, and thereafter equal to 175% of the Base Rent due for the period immediately preceding the holdover. No holdover by Tenant or payment by Tenant after the termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. If Landlord is unable to deliver possession of the Premises to a new tenant or to perform improvements for a new tenant as a result of Tenant’s holdover and Tenant fails to vacate the Premises within 60 days after the end of the Lease Term, Tenant shall be liable for all damages that Landlord suffers from the holdover.

Execution Version

23.	Subordination to Mortgages; Estoppel Certificate.

Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Building or the Complex, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a “Mortgage”). The party having the benefit of a Mortgage shall be referred to as a “Mortgagee”. This clause shall be self-operative, but upon request from a Mortgagee, Tenant shall execute a commercially reasonable subordination agreement in favor of the Mortgagee. As an alternative, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. Upon request, Tenant, without charge, shall attorn to any successor to Landlord’s interest in this Lease. Landlord and Tenant shall each, within 10 days after receipt of a written request from the other, execute and deliver a commercially reasonable estoppel certificate to those parties as are reasonably requested by the other (including a Mortgagee or prospective purchaser). Without limitation, such estoppel certificate may include a certification as to the status of this Lease, the existence of any Defaults and the amount of Rent that is due and payable.

Landlord shall deliver its current or future Mortgagee’s customary form of Subordination, Non-Disturbance and Attornment Agreement (an “SNDA”) to the Tenant. Landlord agrees to request that a Mortgagee consider reasonable changes to such Mortgagee’s standard form of SNDA upon the request of Tenant. Landlord shall use commercially reasonable efforts to obtain the SNDA from Landlord’s current Mortgage promptly following the full execution and delivery of this Lease.

24.	Notice.

All demands, approvals, consents or notices (collectively referred to as a “notice”) shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested or sent by overnight or same day courier service at the party’s respective Notice Address(es) set forth in Section 1. Each notice shall be deemed to have been received on the earlier to occur of actual delivery or the date on which delivery is refused, or, if Tenant has vacated the Premises or any other Notice Address of Tenant without providing a new Notice Address, 3 days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address (other than to a post office box address) by giving the other party written notice of the new address.

25.	Surrender of Premises.

At the termination of this Lease or Tenant’s right of possession, Tenant shall remove Tenant’s Property from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear, damage which Landlord is obligated to repair hereunder casualty for which Tenant is not liable, and condemnation excepted. If Tenant fails to remove any of Tenant’s Property within 2 days after termination of this Lease or Tenant’s right to possession, Landlord, at Tenant’s sole cost and expense, shall be

Execution Version

entitled (but not obligated) to remove and store Tenant’s Property. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Property. Tenant shall pay Landlord, upon demand, the expenses and storage charges incurred. If Tenant fails to remove Tenant’s Property from the Premises or storage, within 30 days after notice, Landlord may deem all or any part of Tenant’s Property to be abandoned and title to Tenant’s Property shall vest in Landlord.

26.	Miscellaneous.

26.01 This Lease shall be interpreted and enforced in accordance with the Laws of the Commonwealth of Massachusetts and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of such state or commonwealth. If any term or provision of this Lease shall to any extent be void or unenforceable, the remainder of this Lease shall not be affected. If there is more than one Tenant or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities, and requests or demands from any one person or entity comprising Tenant shall be deemed to have been made by all such persons or entities. Notices to any one person or entity shall be deemed to have been given to all persons and entities. Tenant represents and warrants to Landlord that each individual executing this Lease on behalf of Tenant is authorized to do so on behalf of Tenant and that Tenant is not, and the entities or individuals constituting Tenant or which may own or control Tenant IF Tenant is not a public corporation with stock listed on a nationally recognized stock exchange, or which may be owned or controlled by Tenant are not, among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists. Landlord represents and warrants to Tenant that each individual executing this Lease on behalf of Landlord is authorized to do so on behalf of Landlord and that Landlord is not, and the entities or individuals constituting Landlord or which may own or control Landlord, if Landlord is not a public corporation with stock listed on a nationally recognized stock exchange, or which may be owned or controlled by Landlord are not, among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purposes of identifying suspected terrorists.

26.02 If either party institutes a suit against the other for violation of or to enforce any covenant, term or condition of this Lease, the prevailing party shall be entitled to all of its costs and expenses, including, without limitation, reasonable attorneys’ fees. Landlord and Tenant hereby waive any right to trial by jury in any proceeding based upon a breach of this Lease. Either party’s failure to declare a default immediately upon its occurrence, or delay in taking action for a default, shall not constitute a waiver of the default, nor shall it constitute an estoppel.

26.03 Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant (other than the payment of the Security Deposit or Rent), the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist acts, civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”).

26.04 Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and Complex. Upon transfer

Execution Version

Landlord shall be released from any further obligations hereunder and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations, provided that, any successor pursuant to a voluntary, third party transfer (but not as part of an involuntary transfer resulting from a foreclosure or deed in lieu thereof) shall have assumed Landlord’s obligations under this Lease.

26.05 Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only and the delivery of it does not constitute an offer to Tenant or an option. Tenant represents that it has dealt directly with and only with the Broker as a broker in connection with this Lease. Tenant shall indemnify and hold Landlord and the Landlord Related Parties harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Lease. Landlord shall indemnify and hold Tenant and the Tenant Related Parties harmless from all claims of any brokers claiming to have represented Landlord in connection with this Lease.

26.06 Time is of the essence with respect to Tenant’s exercise of any expansion or extension rights granted to Tenant. The expiration of the Term, whether by lapse of time, termination or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or termination of this Lease.

26.07 Landlord and any party claiming by, through or under Landlord shall not disturb Tenant’s use of the Premises, subject to the terms of this Lease, provided Tenant pays the Rent and fully performs all of its covenants and agreements. This covenant shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building.

26.08 This Lease does not grant any rights to light or air over or about the Building. Landlord excepts and reserves exclusively to itself any and all rights not specifically granted to Tenant under this Lease. This Lease constitutes the entire agreement between the parties and supersedes all prior agreements and understandings related to the Premises, including all lease proposals, letters of intent and other documents. Neither party is relying upon any warranty, statement or representation not contained in this Lease. This Lease may be modified only by a written agreement signed by an authorized representative of Landlord and Tenant.

26.09 Tenant shall not record this Lease or any memorandum or notice without Landlord’s prior written consent; provided, however, Landlord agrees to consent to the recordation or registration of a memorandum or notice of this Lease, at Tenant’s cost and expense (and in a form reasonably satisfactory to Landlord), if the initial term of this Lease or the initial term plus extension terms granted exceed, in the aggregate, 7 years. If this Lease is terminated before the Term expires, upon Landlord’s request the parties shall execute, deliver and record an instrument acknowledging the above and the date of the termination of this Lease, and Tenant appoints Landlord its attorney-in-fact in its name and behalf to execute the instrument if Tenant shall fail to execute and deliver the instrument after Landlord’s request therefor within 10 days.

26.10 At any time that Tenant is not a publicly traded company and/or Tenant’s most recently audited financial statements are not publicly available on Tenant’s website, within 15 days after Landlord’s request (but no more often than once per year unless such request is made

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in connection with the sale or refinancing of the Building and/or Complex), Tenant will furnish Tenant’s most recent audited financial statements (including any notes to them) to Landlord, or, if no such audited statements have been prepared, such other financial statements (and notes to them) as may have been prepared by an independent certified public accountant or, failing those, Tenant’s internally prepared financial statements. Notwithstanding the foregoing, Tenant shall have no obligation to provide to Landlord financial statements as provided in the preceding sentence more often than once per year during the Term. Tenant will discuss its financial statements with Landlord and will give Landlord access to Tenant’s books and records in order to enable Landlord to verify the financial statements. Landlord will not disclose any aspect of Tenant’s financial statements that Tenant designates to Landlord as confidential except (1) to Landlord’s lenders or prospective purchasers of the Building, (2) in litigation between Landlord and Tenant, and (3) if required by court order.

26.11 Whenever Tenant requests Landlord to take any action or give any consent required or permitted under this Lease, Tenant will reimburse Landlord for Landlord’s reasonable costs incurred in reviewing the proposed action or consent, including, without limitation, reasonable attorneys’, engineers’ or architects’ fees, within 30 days after Landlord’s delivery to Tenant of a statement of such costs. Tenant will be obligated to make such reimbursement without regard to whether Landlord consents to any such proposed action. Whenever Landlord requests Tenant to take any action or give any consent required or permitted under this Lease, Landlord will reimburse Tenant for Tenant’s reasonable costs incurred in reviewing the proposed action or consent, including, without limitation, reasonable attorneys’, within 30 days after Tenant’s delivery to Landlord of a statement of such costs. Landlord will be obligated to make such reimbursement without regard to whether Tenant consents to any such proposed action.

26.12 Tenant and its telecommunications companies, including but not limited to local exchange telecommunications companies and alternative access vendor services companies shall have no right of access to and within the Building, for the installation and operation of telecommunications systems including but not limited to voice, video, data, and any other telecommunications services provided over wire, fiber optic, microwave, wireless, and any other transmission systems, for part or all of Tenant’s telecommunications within the Building and from the Building to any other location without Landlord’s prior written consent. Landlord shall not unreasonably withhold its consent to the installation and operation of such telecommunications systems, telecommunication services and/or transmission systems if located entirely within the Premises; otherwise, Landlord may withhold or delay its consent in its sole discretion.

26.13 Tenant acknowledges that the terms and conditions of this Lease are to remain confidential for Landlord’s benefit, and, except to the extent required by applicable Law for publicly traded companies, may not be disclosed by Tenant to anyone, by any manner or means, directly or indirectly, without Landlord’s prior written consent. The consent by Landlord to any disclosures shall not be deemed to be a waiver on the part of Landlord of any prohibition against any future disclosure.

26.14 The term “Hazardous Materials” means any substance, material, or waste which is now or hereafter classified or considered to be hazardous, toxic, or dangerous under any Law

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relating to pollution or the protection or regulation of human health, natural resources or the environment, or poses or threatens to pose a hazard to the health or safety of persons on the Premises or in the Building. Tenant shall not use, generate, store, or dispose of, or permit the use, generation, storage or disposal of Hazardous Materials on or about the Premises or the Building except in a manner and quantity necessary for the ordinary performance of Tenant’s business, and then in compliance with all Laws. If Tenant breaches its obligations under this Section, Landlord may immediately take any and all action reasonably appropriate to remedy the same, including taking all appropriate action to clean up or remediate any contamination resulting from Tenant’s use, generation, storage or disposal of Hazardous Materials. Tenant shall defend, indemnify, and hold harmless Landlord and its representatives and agents from and against any and all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including attorneys’ fees and cost of clean up and remediation) arising from Tenant’s failure to comply with the provisions of this Section. This indemnity provision shall survive termination or expiration of the Lease.

27.	OFAC Compliance.

(a) Tenant represents and warrants that (a) Tenant and each person or entity owning an interest in Tenant (exclusive of any owner of shares in Tenant if Tenant is a public corporation listed on a nationally recognized stock exchange) is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (b) none of the funds or other assets of Tenant constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), (c) to Tenant’s knowledge, no Embargoed Person has any interest of any nature whatsoever in Tenant (whether directly or indirectly), (d) none of the funds of Tenant have been derived from any unlawful activity with the result that the investment in Tenant is prohibited by law or that the Lease is in violation of law, and (e) Tenant has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Tenant is prohibited by law or Tenant is in violation of law.

(b) Tenant covenants and agrees (a) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargoes and economic sanctions, now or hereafter in effect, (b) to immediately notify Landlord in writing if any of the representations, warranties or covenants set forth in this paragraph or the preceding paragraph are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached, (c) not to use funds from any “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Landlord under the Lease and (d) at the request of Landlord, to provide such information as may be requested by Landlord to determine Tenant’s compliance with the terms hereof.

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(c) Tenant hereby acknowledges and agrees that Tenant’s inclusion on the List at any time during the Lease Term shall be a material default of the Lease. Notwithstanding anything herein to the contrary, Tenant shall not permit the Premises or any portion thereof to be used or occupied by any person or entity on the List or by any Embargoed Person (on a permanent, temporary or transient basis), and any such use or occupancy of the Premises by any such person or entity shall be a material default of the Lease.

(d) Landlord represents and warrants that (a) Landlord and each person or entity owning an interest in Landlord (exclusive of any owner of shares in Landlord if Landlord is a public corporation listed on a nationally recognized stock exchange) is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (b) none of the funds or other assets of Landlord constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), (c) to Landlord’s knowledge, no Embargoed Person has any interest of any nature whatsoever in Landlord (whether directly or indirectly), (d) none of the funds of Landlord have been derived from any unlawful activity with the result that the investment in Landlord is prohibited by law or that the Lease is in violation of law, and (e) Landlord has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Landlord is prohibited by law or Landlord is in violation of law

28.	Rooftop License; Antennas

28.01 Rooftop License. Subject to any rights previously given by Landlord to other parties and otherwise subject to such reasonable rules and regulations as Landlord may promulgate from time to time for the purpose of safety and frequency management, effective as of the Commencement Date, Landlord grants Tenant the appurtenant, non-exclusive, and irrevocable (except upon the expiration or earlier termination of this Lease or pursuant to the terms of this Lease) right at no additional charge, but otherwise subject to the terms and conditions of this Lease to use the areas on the roof of the Building designated by Landlord at Landlord’s sole discretion (the “Rooftop Installation Areas”) : 1) to operate, maintain, repair and replace communications equipment to be reviewed and reasonably approved by Landlord in advance of any installation (the “Equipment”) and 2) to install, operate, maintain, repair and replace an antenna serving the Tenant’s operations in the Premises, and other related communications equipment serving such antenna, (collectively, the “Antenna”) in a location

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reasonable designated by Landlord in Landlord’s sole discretion. Tenant’s Equipment and the Antenna located in the Rooftop Installation Areas are defined together as the “Rooftop Equipment”.

28.02 Installation and Maintenance of Rooftop Equipment. Tenant shall install the Rooftop Equipment at its sole cost and expense using contractors designated by Landlord (unless Landlord consents in writing to Tenant’s contractor which consent shall be at Landlord’s sole discretion) at such times and in such manner as Landlord may reasonably designate and in accordance with all of the applicable provisions of this Lease regarding Alterations and in compliance with all Laws. Tenant shall not install or operate the Rooftop Equipment until it receives prior written approval of the Alterations in accordance with Section 9.03. Landlord may withhold approval of the installation or operation of the Rooftop Equipment to the extent such Rooftop Equipment or its installation or operation would adversely impact the Building’s structure or systems, affect future marketability of the Premises, Building or Complex or would interfere with the use and occupancy of other tenants and occupants of the Building and/or Complex.

Tenant shall, at Tenant’s sole cost and expense, engage Landlord’s roofer before beginning any rooftop installations or repairs of the Rooftop Equipment, whether under this Section 28 or otherwise, and shall always comply with the roof warranty governing the protection of the roof and modifications to the roof. Tenant shall obtain a letter from Landlord’s roofer following completion of such work stating that the roof warranty remains in effect. Tenant, at its sole cost and expense, shall inspect areas on the rooftop where the Rooftop Equipment is located at least twice annually and correct any loose bolts, fittings or other appurtenances and shall repair any damage to the roof caused by the installation or operation of the Rooftop Equipment using a contractor designated by Landlord. Tenant covenants that the installation, existence, maintenance and operation of the Rooftop Equipment shall not violate any legal requirements or constitute a nuisance under law. Tenant shall pay Landlord on demand (i) all applicable taxes or governmental charges, fees, or impositions imposed on Landlord because of Tenant’s ownership and/or use of the Rooftop Equipment under this Section 28, (ii) the amount of any increase in Landlord’s insurance premiums as a result of the installation and/or use of the Rooftop Equipment. Landlord assumes no responsibility for interference in the operation of the Rooftop Equipment caused by other tenants’ equipment, or for interference in the operation of other tenants’ equipment caused by the Rooftop Equipment, but (i) Landlord shall reasonably cooperate with Tenant (at no cost to Landlord) to resolve any such interference and shall enforce any rights Landlord may have to prevent such interference and (ii) Tenant shall cooperate with Landlord (at no cost to Landlord) to resolve any such interference. In the event the Rooftop Equipment shall cause interference with the use and occupancy of other tenants and occupants of the Building and/or Complex (including without limitation such wireless and/or similar rooftop equipment), Tenant shall (i) immediately cease such use of the Rooftop Equipment causing such interference and promptly remedy such interference and (ii) indemnify and hold Landlord harmless from any Losses which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Related Parties by any third party and arising out of or in connection with such interference by Tenant (including violations of Law) or any of Tenant’s contractors, agents or employees. In the event such interference may only be remedied by the relocation of the Rooftop Equipment to an alternate location on the Building of the roof, Landlord and Tenant shall reasonably cooperate to identify a suitable location for such relocation, such alternate

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location to be reasonably approved by Landlord. The Rooftop Installation Area is delivered to Tenant in its “as-is” condition, Landlord makes no representation or warranty, express or implied, as to the fitness of the roof of the Building for the use of the Rooftop Equipment, and to the extent Tenant’s desired Rooftop Equipment may not be used due to interference with existing tenants installations in the Complex, Landlord shall have no liability therefor.

Any cables, conduits or other physical connections between the Rooftop Equipment and the Premises shall be concealed within permanent walls, floors, columns and ceilings of the Building and in the shafts of the Building provided for such installations, not damaging the appearance of the Building or reducing the usable or rentable space of the Building. Any installation or maintenance work performed by Tenant, or at Tenant’s direction, shall be performed without unreasonably interfering with Landlord’s or any other tenant’s use of the Complex, and upon completion of such installation and maintenance (initially and from time to time), Tenant shall restore such portions of the Building to a condition reasonably comparable to that existing prior to such installation or maintenance. Upon termination or expiration of this Lease, Tenant shall remove any Rooftop Equipment installed by it, at its expense, and shall repair and restore the Building to a condition comparable to that existing prior to such installation.

28.03 Relocation of Rooftop Equipment. Based on Landlord’s good faith determination that such a relocation is necessary, Landlord reserves the right to cause Tenant to relocate any Rooftop Equipment to comparably functional space on the roof by giving Tenant prior notice of such intention to relocate. Provided that Landlord has pre-approved the cost thereof, Landlord agrees to pay the reasonable cost of moving Rooftop Equipment to such other space, taking such other steps necessary to ensure comparable functionality of Rooftop Equipment, and finishing such space to a condition comparable to the then condition of the current location of Rooftop Equipment. Tenant shall arrange for the relocation of Rooftop Equipment within sixty (60) days after a comparable space is selected by Landlord, using a contractor selected by Landlord (unless Landlord consents in writing to Tenant’s contractor which consent shall be at Landlord’s sole discretion). In the event Tenant fails to arrange for said relocation within the sixty (60) day period, Landlord shall have the right to arrange for the relocation of Rooftop Equipment at Tenant’s expense. Any actions by Landlord in connection with a relocation under this Section 28.03 shall be performed in a manner designed to minimize interference with Tenant’s business.

28.04 No Resale of Services. Under no circumstances shall Tenant sell, lease or license the use of such Rooftop Equipment or services in connection therewith to other tenants of the Complex.

[signatures on following page]

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Landlord and Tenant have executed this Lease as of the day and year first above written.

WITNESS/ATTEST:		LANDLORD:

NORMANDY NICKERSON ROAD, LLC,
/S/ Laura Allen		a Delaware limited liability company
Name (print):	LAURA ALLEN

/S/ Leona Maddocks		By:	/S/ Raymond P Trevisan
Name (print):	LEONA MADDOCKS	Name:	Raymond P. Trevisan
		Title:	Vice President

WITNESS/ATTEST:		TENANT:

BITSTREAM INC.,
a Delaware corporation
Name (print):

/S/ James P Dore		By:	/S/ Anna M Chagnon
Name (print):	JAMES P. DORE	Name:	Anna M. Chagnon
		Title:	CEO

04-2744890
Tenant’s Tax ID Number (SSN or FEIN)

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EXHIBIT A

OUTLINE AND LOCATION OF PREMISES

A-1

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EXHIBIT B

EXPENSES AND TAXES

This Exhibit is attached to and made a part of the Lease by and between Normandy Nickerson Road, LLC, a Delaware limited liability company (“Landlord”) and Bitstream Inc., a Delaware corporation (“Tenant”) for space in the Building located at 500 Nickerson Road, Marlborough, Massachusetts 01752.

1. Payments.

1.01. Tenant shall pay Tenant’s Pro Rata Share of the amount, if any, by which Expenses (defined below) for each calendar year during the Term exceed Expenses for the Base Year (the “Expense Excess”) and also the amount, if any, by which Taxes (defined below) for each Fiscal Year during the Term exceed Taxes for the Base Year (the “Tax Excess”). If Expenses or Taxes in any calendar year or Fiscal Year decrease below the amount of Expenses or Taxes for the Base Year, Tenant’s Pro Rata Share of Expenses or Taxes, as the case may be, for that calendar year or Fiscal Year shall be $0. Landlord shall provide Tenant with a good faith estimate of the Expense Excess and of the Tax Excess for each calendar year or Fiscal Year during the Term. On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth of Tenant’s Pro Rata Share of Landlord’s estimate of both the Expense Excess and Tax Excess. After its receipt of the revised estimate, Tenant’s monthly payments shall be based upon the revised estimate. If Landlord does not provide Tenant with an estimate of the Expense Excess or the Tax Excess by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the previous year’s estimate(s) until Landlord provides Tenant with the new estimate.

1.02. As soon as is practical following the end of each calendar year or Fiscal Year, as the case may be, Landlord shall furnish Tenant with a statement of the actual Expenses and Expense Excess and the actual Taxes and Tax Excess for the prior calendar year or Fiscal Year, as the case may be, together with reasonable supporting documentation. If the estimated Expense Excess or estimated Tax Excess for the prior calendar year or Fiscal Year, as the case may be, is more than the actual Expense Excess or actual Tax Excess for the prior calendar year or Fiscal Year, as the case may be, Landlord shall either provide Tenant with a refund or apply any overpayment by Tenant against Additional Rent due or next becoming due, provided if the Term expires before the determination of the overpayment, Landlord shall refund any overpayment to Tenant after first deducting the amount of Rent due. If the estimated Expense Excess or estimated Tax Excess for the prior calendar year or Fiscal Year, as the case may be, is less than the actual Expense Excess or actual Tax Excess, for such prior calendar year or Fiscal year, as the case may be, for such prior year, Tenant shall pay Landlord, within 30 days after its receipt of the statement of Expenses or Taxes, any underpayment for the prior calendar year.

2. Expenses.

2.01. “Expenses” means all reasonable costs and expenses incurred in each calendar year in connection with operating, maintaining, repairing, and managing the Building and Complex. Expenses include, without limitation: (a) all labor and labor related costs; (b)

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management fees; (c) the cost of equipping, staffing and operating an on-site and/or off-site management office for the Building, provided if the management office services one or more other buildings or properties, the shared costs and expenses of equipping, staffing and operating such management office(s) shall be equitably prorated and apportioned between the Building and the other buildings or properties; (d) accounting costs; (e) the cost of services; (f) rental and purchase cost of parts, supplies, tools and equipment; (g) insurance premiums and deductibles; (h) electricity, gas and other utility costs; and (i) the amortized cost of capital improvements (as distinguished from replacement parts or components installed in the ordinary course of business) made subsequent to the Base Year which are: (1) performed primarily to reduce current or future operating expense costs, upgrade security or otherwise improve the operating efficiency of the Building and/or Complex; or (2) required to comply with any Laws that are enacted, or first interpreted to apply to the Building and/or Complex, after the date of this Lease. The cost of capital improvements shall be amortized by Landlord over the lesser of the Payback Period (defined below) or the useful life of the capital improvement as reasonably determined by Landlord. “Payback Period” means the reasonably estimated period of time that it takes for the cost savings resulting from a capital improvement to equal the total cost of the capital improvement. Landlord, by itself or through an affiliate, shall have the right to directly perform, provide and be compensated for any services under this Lease. Any Expenses generally applicable to the Complex as a whole or any portion thereof shall be equitably prorated and Tenant’s initial Pro-Rata Share of such Expenses shall be as set forth in Section 1.4 of the Lease. If Landlord incurs Expenses for the Building and/or Complex together with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitably prorated and apportioned between the Building, Complex and the other buildings or properties.

2.02. Expenses shall not include: the cost of capital improvements (except as set forth above); depreciation; principal payments of mortgage and other non-operating debts of Landlord; the cost of repairs or other work to the extent Landlord is reimbursed by insurance or condemnation proceeds; costs in connection with leasing space in the Building and/or Complex, including brokerage commissions; lease concessions, rental abatements and construction allowances granted to specific tenants; costs incurred in connection with the sale, financing or refinancing of the Building and/or Complex; fines, interest and penalties incurred due to the late payment of Taxes or Expenses; organizational expenses associated with the creation and operation of the entity which constitutes Landlord; or any penalties or damages that Landlord pays to Tenant under this Lease or to other tenants in the Building and/or Complex under their respective leases. Expenses shall further not include: (a) repairs, alterations, additions, improvements or replacements made to rectify or correct any defect in the design, materials or workmanship of the Building or Common Areas or to comply with any requirements of any governmental authority in effect as of the date of this Lease; (b) rentals and other related expenses incurred in leasing systems, or other equipment ordinarily considered to be of a capital nature, except equipment or similar services and equipment that is used on a temporary basis to restore Building services to the extent part of capital improvements in Section 2.01; (c) costs of repairs, restoration, replacements or other work occasioned by (i) fire, windstorm or other casualty and either (aa) payable (whether paid or not) by insurance required to be carried by Landlord under this Lease, or (bb) otherwise paid by insurance then in effect obtained by Landlord, (ii) the exercise by governmental authorities of the right of eminent domain, whether such taking be total or partial, to the extent that Landlord is compensated by such governmental

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authority for such repairs, restoration, replacements or other work or (iii) the act of any other tenant in the Building, or any other tenant’s agents, employees, licensees or invitees to the extent the applicable cost is, in the Landlord’s reasonable judgment, practically recoverable from such person; (d) wages, salaries benefits, perquisites and compensation paid or given to (i) executives, shareholders, officers, directors or partners of Landlord or (ii) any principal or partner of the entity from time to time comprising Landlord; (e) costs in connection with the removal and abatement of asbestos or cost of replacing or retrofitting the HVAC system to comply with laws that regulate or prohibit the use or release of chlorofluorocarbons (CFCs) or hydrocarbons (HCFCs) enacted prior to the date hereof; (f) Landlord’s general overhead and administrative expenses not related to the Property; (g) non-cash items, such as deductions for depreciation and amortization of the Building and the Building equipment, or interest on capital invested; (h) legal fees, accountants’ fees and other expenses incurred in connection with disputes with Tenant or other tenants or occupants of the Building or associated with the enforcement of any lease or defense of Landlord’s title to or interest in the Building or any part thereof; (i) costs (including permit, license and inspection fees) incurred in renovating or otherwise improving, decorating, painting or altering space for other tenants or other occupants or vacant space in the Building; and (j) interest, penalties or other costs arising out of Landlord’s failure to make timely payments of its obligations.

2.03. If at any time during a calendar year the Building and/or Complex is not at least 95% occupied or Landlord is not supplying services to at least 95% of the total Rentable Square Footage of the Building and/or Complex, Expenses shall, at Landlord’s option, be determined as if the Building and/or Complex, as applicable, had been 95% occupied and Landlord had been supplying services to 95% of the Rentable Square Footage of the Building and/or Complex. If Expenses for a calendar year are determined as provided in the prior sentence, Expenses for the Base Year shall also be determined in such manner. Notwithstanding the foregoing, Landlord may calculate the extrapolation of Expenses under this Section based on 100% occupancy and service so long as such percentage is used consistently for each year of the Term. The extrapolation of Expenses under this Section shall be performed in accordance with the methodology specified by the Building Owners and Managers Association.

3. “Taxes” shall mean: (a) all real property taxes and other assessments on the Building and/or Complex, including, but not limited to, gross receipts taxes, assessments for special improvement districts and building improvement districts, governmental charges, fees and assessments for police, fire, traffic mitigation or other governmental service of purported benefit to the Complex, taxes and assessments levied in substitution or supplementation in whole or in part of any such taxes and assessments and the Complex’s share of any real estate taxes and assessments under any reciprocal easement agreement, common area agreement or similar agreement as to the Complex; (b) all personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Complex; and (c) all costs and fees incurred in connection with seeking reductions in any tax liabilities described in (a) and (b), including, without limitation, any costs incurred by Landlord for compliance, review and appeal of tax liabilities. Without limitation, Taxes shall not include any income, capital levy, transfer, capital stock, gift, estate or inheritance tax. Taxes shall further not include: (i) any income, profits or revenue tax, assessment or charge imposed upon the Rent payable by Tenant under this Lease; or (ii) penalties due to Landlord’s lateness or failure to pay taxes, assessments or charges when due (unless such lateness is due to Tenant being late in any

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payment due under this Lease), (iii) any environmental assessments, charges or liens arising in connection with the remediation of Hazardous Materials from the Leased Premises or Building, the causation of which arose prior to the Commencement Date of this Lease, or to the extent caused by Landlord, its agents, employees or contractors or any tenant of the Building (other than Tenant or its sublessees or assignees); (iv) except to the extent the same is included as a capital improvement hereunder, costs or fees, including, but not limited to special assessments, payable to public authorities in connection with any construction, renovation and/or improvements to the Leased Premises or Building other than the Landlord’s Work, Tenant’s Work or improvements to the Leased Premises made by or for Tenant, including fees for transit, housing, schools, open space, child care, arts programs, traffic mitigation measures, environmental impact reports, traffic studies, and transportation system management plans and (v) reserves for future Taxes. If a change in Taxes is obtained for any year of the Term during which Tenant paid Tenant’s Pro Rata Share of any Tax Excess, then Taxes for that year will be retroactively adjusted and Landlord shall provide Tenant with a credit, if any, based on the adjustment. Likewise, if a change is obtained for Taxes for the Base Year, Taxes for the Base Year shall be restated and the Tax Excess for all subsequent years shall be recomputed. Tenant shall pay Landlord the amount of Tenant’s Pro Rata Share of any such increase in the Tax Excess within 30 days after Tenant’s receipt of a statement from Landlord.

4. Audit Rights. Tenant, within 120 days after receiving Landlord’s statement of Expenses, may give Landlord written notice (“Review Notice”) that Tenant intends to review Landlord’s records of the Expenses for the calendar year to which the statement applies. Within a reasonable time after receipt of the Review Notice, Landlord shall make all pertinent records available for inspection that are reasonably necessary for Tenant to conduct its review. If any records are maintained at a location other than the management office for the Building, Tenant may either inspect the records at such other location or pay for the reasonable cost of copying and shipping the records. If Tenant retains an agent to review Landlord’s records, the agent must be with a CPA firm (or other nationally recognized lease auditing firm) licensed to do business in the state or commonwealth where the Property is located. Tenant shall be solely responsible for all costs, expenses and fees incurred for the audit, but in no event shall the firm performing such audit be compensated on a percentage basis. Within 90 days after the records are made available to Tenant, Tenant shall have the right to give Landlord written notice (an “Objection Notice”) stating in reasonable detail any objection to Landlord’s statement of Expenses for that year. If Tenant fails to give Landlord an Objection Notice within the 90 day period or fails to provide Landlord with a Review Notice within the 90 day period described above, Tenant shall be deemed to have approved Landlord’s statement of Expenses and shall be barred from raising any claims regarding the Expenses for that year. The records obtained by Tenant shall be treated as confidential. In no event shall Tenant be permitted to examine Landlord’s records or to dispute any statement of Expenses unless Tenant has paid and continues to pay all Rent when due. If Tenant shall timely dispute Expenses and/or Taxes, and if such dispute is not resolved between Landlord and Tenant within thirty (30) days after notice of such dispute from Tenant, then Tenant may refer such disputed item or items to the Boston office of the American Arbitration Association, and the determination of such arbitration, using Real Estate Industry Arbitration Rules shall be final, conclusive and binding upon Landlord and Tenant. Tenant agrees to pay all costs involved in such arbitration, unless it is determined that Landlord’s original calculation of the amount of Adjustment Rent was overstated by more than five percent (5%), in which event Landlord shall pay all costs of such arbitration and shall refund to Tenant the amount of such overstatement.

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EXHIBIT C

WORK LETTER

This Exhibit is attached to and made a part of the Lease by and between Normandy Nickerson Road, LLC, a Delaware limited liability company (“Landlord”) and Bitstream Inc., a Delaware corporation (“Tenant”) for space in the Building located at 500 Nickerson Road, Marlborough, Massachusetts 01752.

1. General.

1.1 Purpose. This Work Letter sets forth the terms and conditions governing Landlord’s construction of Landlord’s Work.

1.2 Construction Representatives. Prior to submission of the Construction Drawings and Specifications pursuant to Section 2 hereof, each of Landlord and Tenant shall designate a representative (“Representative”) who shall act for Landlord and Tenant, as the case may be, in all matters regarding Landlord’s Work. Tenant hereby designates John Waitkunas at Diversified Project Management as its Representative and Landlord hereby designates Andy Spaulding as its Representative.

All inquiries, requests, instructions, authorizations or other communications with respect to the Landlord’s Work shall be made in writing to Landlord’s Representative or Tenant’s Representative, as the case may be. Authorizations made by Tenant’s Representative shall be binding and Tenant shall be responsible for all costs authorized by Tenant’s Representative. Either party may change its Representative at any time by written notice to the other party. Landlord shall not be obligated to respond to or act upon any plan, drawing, change order approval or other matter relating to the Landlord’s Work until it has been executed by Tenant’s Representative.

2. Design and Schedule.

2.1 Plans for Landlord’s Work. The “Construction Drawings and Specifications” as used herein shall mean the construction working drawings, the mechanical, electrical and other technical specifications, and the finishing details, including wall finishes and colors and technical and mechanical equipment installation, if any, all of which details the installation of the Landlord’s Work in the Premises. Tenant shall cooperate with Landlord in the finalization of the Construction Drawings and Specifications and shall notify Landlord of Tenant’s selection of the color of paint, carpet or other materials within five (5) business days of Landlord’s request for such selection. Reference to the Construction Drawings and Specifications with respect to the entire Premises is attached hereto as Exhibit C-1.

2.2 Approvals by Landlord. All Construction Drawings and Specifications for the Landlord’s Work (collectively, the “Final Plans”) shall be delivered to the Tenant for its final approval, which shall not be unreasonably withheld or delayed, provided that such Final Plans are consistent with the contemplated layout of the Premises as shown on the Construction Drawings and Specifications referenced in Exhibit C-1. Tenant shall notify Landlord in writing, within three (3) days of Tenant’s receipt of the Final Plans (or revision thereof), of its approval

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or a detailed reason of its disapproval (each, an “Approval Period”). In the event Tenant disapproves of the Final Plans and requests changes thereto for any reason other than the failure of the Final Plans to be consistent with the Construction Drawings and Specifications referenced in Exhibit C-1, then, after the initial Approval Period, each subsequent Approval Period shall be a Tenant Delay (defined below).

3. Construction of Landlord’s Work. The Landlord’s Work shall be performed by The Walsh Company (the “General Contractor”). Landlord shall enter into a contract (the “Construction Contract”) with the General Contractor for performance of the Landlord’s Work. Landlord shall obtain all permits necessary for construction of the Landlord’s Work. Landlord then shall promptly cause the General Contractor to commence, construct and complete the Tenant Improvements in a good and workmanlike manner and in accordance with the Final Plans, at Landlord’s sole cost and expense (except as otherwise provided herein). In the event that the Landlord’s Work is not performed in a good and workmanlike manner or in conformity with the Final Plans, the Landlord shall require the General Contractor to comply therewith. Landlord’s Work shall strictly comply with all governmental rules, regulations, laws and building codes; and all private covenants, conditions and restrictions applicable thereto. Tenant’s approval of the Final Plans shall not release Landlord from any of its obligations hereunder.

The Landlord’s Work shall be deemed to be “Substantially Complete” on the date that all Landlord’s Work have substantially been performed, other than any details of construction, mechanical adjustment or any other similar matter, the non-completion of which does not interfere with Tenant’s use of the Premises, which matters can reasonably be completed within thirty (30) days, and all necessary governmental permits and approvals necessary for use and occupancy of the Premises have been issued. If Landlord is delayed in the performance of the Landlord’s Work as a result of (i) the negligence or willful misconduct of Tenant or Tenant’s agents, employees, contractors or vendors, including, without limitation, changes requested by Tenant after the Final Plans have been approved by Landlord and Tenant, (ii) Tenant’s failure to comply with any of its obligations under the Lease, (iii) Tenant’s failure to approve or comment upon the Construction Drawings and Specifications within the timeframe set forth herein or meet any of the other timeframes set forth in this Exhibit C (including without limitation the specification of the color of paint, carpet or other materials within five (5) business days of Landlord’s request for such selection), (iv) Tenant’s failure to reimburse Landlord for any amounts due under this Exhibit C, (v) the specification of any non-standard materials or equipment with long lead times where Tenant is notified by Landlord at the time of specification of such materials or equipment of the delay associated with said non-standard materials or equipment and fails to provide a reasonable substitute or withdraw the request for such material or equipment within three (3) business days of such notification or (vi) any Approval Periods beyond the initial Approval Period other than those necessary due to the failure of the Final Plans to be consistent with the Construction Drawings and Specifications referenced in Exhibit C-1 (each, a “Tenant Delay”), the Landlord’s Work shall be deemed to be Substantially Complete on the date that Landlord could reasonably have been expected to Substantially Complete the Landlord’s Work absent any Tenant Delay.

Within ten (10) days following notice from Landlord to Tenant that Landlord believes Landlord’s Work is Substantially Complete, Landlord and Tenant shall “walk-through” the

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Premises and jointly complete a punchlist of items of the Landlord’s Work needing completion or correction by the General Contractor. Landlord shall use commercially reasonable efforts to complete or correct all punch-list items within thirty (30) days after the walk-through inspection and shall notify Tenant in writing of the completion thereof. Within ten (10) days after Landlord’s notification to Tenant of completion or correction of all the punchlist items, Landlord and Tenant again shall “walk-through” the Premises to determine if all the punchlist items have been completed or corrected, and shall prepare and resubmit to the Contractor a revised punchlist of any remaining incomplete or uncorrected items which shall be completed as soon as reasonably practicable.

4. Change Orders. If Tenant requests any change or addition to or subtraction from the Landlord’s Work (“Change Order”) after Tenant’s approval of the final and complete Construction Drawings and Specifications for the Landlord’s Work, Landlord shall respond to Tenant’s request for consent as soon as reasonably possible and include a good faith estimate of the actual cost of, and additional time, if any, required to perform the work contemplated by such Change Order request. Tenant may, within five (5) business days of its receipt of such estimate, elect to rescind its request for such Change Order upon written notice to Landlord. All costs associated with any Change Order shall be the responsibility of Tenant, and to the extent such Change Order shall cause an increase in the Costs of Landlord’s Work (defined below), the costs associated with such Change Order in excess of the Costs of Landlord’s Work shall be paid to Landlord as additional rent and as a condition of the approval of such Change Order within five (5) business days of Landlord’s approval therefor. Any such changes, additions or modifications that Tenant desires to make to the Final Plans after final approval shall not be unreasonably withheld, except that Landlord shall have complete discretion with regard to granting or withholding approval for the Building structure, system or appearance as provided in Section 2.2 above or would cause a delay in construction of the Landlord’s Work. As used herein, “Costs of Landlord’s Work” shall mean the design and architectural costs to prepare the Construction Drawings and Specifications for the Landlord’s Work, costs of all labor and materials incurred to complete Landlord’s Work, and costs for removal of all construction debris, general contractor’s fees and any permit or license fees necessary for completion of construction of Landlord’s Work.

5. Tenant Improvement Allowance. In addition to the turn-key preparation of the Landlord Work, an amount not to exceed $410,670.00 may be applied by Tenant for various expenses as provided in Section 1.07 of the Lease. As applicable, Tenant acknowledges that any request for payment of the Improvement Allowance must be delivered to Landlord together with executed lien waivers, contractor’s statements and/or invoices and owner’s statements covering the work for which reimbursement is then being requested and any other documents reasonably requested by Landlord as evidence that the work and/or equipment has been completed and paid for, and Landlord shall thereafter disburse such portion of the remaining Improvement Allowance within thirty (30) days after the Landlord’s receipt of all required documentation. Notwithstanding any provision to the contrary set forth in this Lease, Tenant shall not be entitled to any remaining portion of the un-disbursed Improvement Allowance to the extent Tenant does not request the same prior to the expiration of the eighteenth (18th) Lease Month.

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EXHIBIT C-1

Those certain plans dated June 5, 2009, revised June 12, 2009, prepared by Walsh Cochis Associates, Inc., entitled Tenant Improvements for BitStream Inc., 500 Nickerson Road, Marlborough, Massachusetts.

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EXHIBIT D

COMMENCEMENT LETTER

(EXAMPLE)

Date

Tenant

Address

Re:

Commencement Letter with respect to that certain Lease dated as of the 22nd day of June, 2009, by and between Normandy Nickerson Road, LLC, as Landlord, and Bitstream Inc., as Tenant, for 27,378 rentable square feet on the second floor of the Building located at 500 Nickerson Road, Marlborough, Massachusetts 01752.

Dear                                         :

In accordance with the terms and conditions of the above referenced Lease, Tenant accepts possession of the Premises and agrees:

1.	The Commencement Date is ;

2.	The Termination Date of the Lease is .

Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing all 3 counterparts of this Commencement Letter in the space provided and returning 2 fully executed counterparts to my attention.

Sincerely,

Authorized Signatory

Agreed and Accepted:

Tenant:	BITSTREAM, INC.

By:

Name:

Title:

Date:

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EXHIBIT E

BUILDING RULES AND REGULATIONS

The following rules and regulations shall apply, where applicable, to the Premises, the Building, the parking facilities, the Complex and the appurtenances. In the event of a conflict between the following rules and regulations and the remainder of the terms of the Lease, the remainder of the terms of the Lease shall control. Capitalized terms have the same meaning as defined in the Lease.

1.	Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress and egress to and from the Premises. No rubbish, litter, trash, or material shall be placed, emptied, or thrown in those areas. At no time shall Tenant permit Tenant’s employees to loiter in Common Areas or elsewhere about the Building or Complex.

2.	Plumbing fixtures and appliances shall be used only for the purposes for which designed and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed in the fixtures or appliances. Damage resulting to fixtures or appliances by Tenant, its agents, employees or invitees shall be paid for by Tenant and Landlord shall not be responsible for the damage.

3.	No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Building or Complex, except those of such color, size, style and in such places as are first approved in writing by Landlord. All tenant identification and suite numbers at the entrance to the Premises shall be installed by Landlord, at Tenant’s cost and expense, using the standard graphics for the Building. Except in connection with the hanging of lightweight pictures and wall decorations, no nails, hooks or screws shall be inserted into any part of the Premises or Building except by the Building maintenance personnel without Landlord’s prior approval, which approval shall not be unreasonably withheld.

4.	Landlord may provide and maintain in the first floor (main lobby) of the Building an alphabetical directory board or other directory device listing tenants and no other directory shall be permitted unless previously consented to by Landlord in writing.

5.	Tenant shall not place any lock(s) on any door in the Premises or Building without Landlord’s prior written consent, which consent shall not be unreasonably withheld, and Landlord shall have the right at all times to retain and use keys or other access codes or devices to all locks within and into the Premises. A reasonable number of keys to the locks on the entry doors in the Premises shall be furnished by Landlord to Tenant at Tenant’s cost and Tenant shall not make any duplicate keys. All keys shall be returned to Landlord at the expiration or early termination of the Lease.

6.

All contractors, contractor’s representatives and installation technicians performing work in the Building shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, and shall be required to comply with Landlord’s standard rules, regulations, policies and procedures, which may be revised from time to time. Landlord

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has no obligation to allow any particular telecommunication service provider to have access to the Buildings or to the Premises. If Landlord permits access, Landlord may condition the access upon the payment to Landlord by the service provider of fees assessed by Landlord in Landlord’s sole discretion.

7.	Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of merchandise or materials requiring the use of elevators, stairways, lobby areas or loading dock areas, shall be restricted to hours reasonably designated by Landlord. Tenant shall obtain Landlord’s prior approval by providing a detailed listing of the activity, which approval shall not be unreasonably withheld. If approved by Landlord, the activity shall be under the supervision of Landlord and performed in the manner required by Landlord. Tenant shall assume all risk for damage to articles moved and injury to any persons resulting from the activity. If equipment, property, or personnel of Landlord or of any other party is damaged or injured as a result of or in connection with the activity, Tenant shall be solely liable for any resulting damage, loss or injury.

8.	Landlord shall have the right to approve the weight, size, or location of heavy equipment or articles in and about the Premises, which approval shall not be unreasonably withheld. Damage to the Building or Complex by the installation, maintenance, operation, existence or removal of Tenant’s Property shall be repaired at Tenant’s sole expense.

9.	Corridor doors, when not in use, shall be kept closed.

10.	Tenant shall not: (1) make or permit any improper, objectionable or unpleasant noises or odors in the Building, or otherwise interfere in any way with other tenants or persons having business with them; (2) solicit business or distribute or cause to be distributed, in any portion of the Building or Complex, handbills, promotional materials or other advertising; or (3) conduct or permit other activities in the Building or Complex that might, in Landlord’s sole opinion, constitute a nuisance.

11.	No animals, except those assisting handicapped persons, shall be brought into the Building or Complex or kept in or about the Premises.

12.	Except as otherwise required pursuant to the Permitted Use (which shall be pursuant to all Laws) after (i) obtaining all permits therefor and (ii) providing Landlord prior written notice thereof, no inflammable, explosive or dangerous fluids or substances shall be used or kept by Tenant in the Premises, Building or about the Complex, except for those substances as are typically found in similar premises used for general office purposes and are being used by Tenant in a safe manner and in accordance with all applicable Laws. Tenant shall not, without Landlord’s prior written consent, use, store, install, spill, remove, release or dispose of, within or about the Premises or any other portion of the Complex, any asbestos-containing materials or any solid, liquid or gaseous material now or subsequently considered toxic or hazardous under the provisions of 42 U.S.C. Section 9601 et seq., M.G.L. c. 21C, M.G.L. c. 21E or any other applicable environmental Law which may now or later be in effect. Tenant shall comply with all Laws pertaining to and governing the use of these materials by Tenant and shall remain solely liable for the costs of abatement and removal.

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13.	Tenant shall not use or occupy the Premises in any manner or for any purpose which might injure the reputation or impair the present or future value of the Premises, the Building or the Complex. Tenant shall not use, or permit any part of the Premises to be used for lodging, sleeping or for any illegal purpose.

14.	Tenant shall not take any action which would violate Landlord’s labor contracts or which would cause a work stoppage, picketing, labor disruption or dispute or interfere with Landlord’s or any other tenant’s or occupant’s business or with the rights and privileges of any person lawfully in the Building or Complex (“Labor Disruption”). Tenant shall take the actions necessary to resolve the Labor Disruption, and shall have pickets removed and, at the request of Landlord, immediately terminate any work in the Premises that gave rise to the Labor Disruption, until Landlord gives its written consent for the work to resume. Tenant shall have no claim for damages against Landlord or any of the Landlord Related Parties nor shall the Commencement Date of the Term be extended as a result of the above actions.

15.	Tenant shall not install, operate or maintain in the Premises or in any other area of the Building or Complex, electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as determined solely by Landlord. Tenant shall not furnish cooling or heating to the Premises, including, without limitation, the use of electronic or gas heating devices, without Landlord’s prior written consent. Tenant shall not use more than its proportionate share of telephone lines and other telecommunication facilities available to service the Building.

16.	Tenant shall not operate or permit to be operated a coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages, foods, candy, cigarettes and other goods), except for machines for the exclusive use of Tenant’s employees and invitees.

17.	Bicycles and other vehicles are not permitted inside the Building or on the walkways outside the Building, except in areas designated by Landlord.

18.	Landlord may from time to time adopt systems and procedures for the security and safety of the Complex, the Building, its occupants, entry, use and contents. Tenant, its agents, employees, contractors, guests and invitees shall comply with Landlord’s systems and procedures.

19.	Landlord shall have the right to prohibit the use of the name of the Complex, the Building or any other publicity by Tenant that in Landlord’s sole opinion may impair the reputation of the Complex, the Building or their desirability. Upon written notice from Landlord, Tenant shall refrain from and discontinue such publicity immediately.

20.	Neither Tenant nor its agents, employees, contractors, guests or invitees shall smoke or permit smoking in the Common Areas, unless a portion of the Common Areas have been

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declared a designated smoking area by Landlord, nor shall the above parties allow smoke from the Premises to emanate into the Common Areas or any other part of the Building. Landlord shall have the right to designate the Building (including the Premises) as a non-smoking building.

21.	Landlord shall have the right to designate and approve standard window coverings for the Premises and to establish rules to assure that the Building presents a uniform exterior appearance. Tenant shall ensure, to the extent reasonably practicable, that window coverings are closed on windows in the Premises while they are exposed to the direct rays of the sun.

22.	Deliveries to and from the Premises shall be made only at the times in the areas and through the entrances and exits reasonably designated by Landlord. Tenant shall not make deliveries to or from the Premises in a manner that might interfere with the use by any other tenant of its premises or of the Common Areas, any pedestrian use, or any use which is inconsistent with good business practice.

23.	The work of cleaning personnel shall not be hindered by Tenant after 5:30 p.m., and cleaning work may be done at any time when the offices are vacant. Windows, doors and fixtures may be cleaned at any time. Tenant shall provide adequate waste and rubbish receptacles to prevent unreasonable hardship to the cleaning service.

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EXHIBIT F

ADDITIONAL PROVISIONS

This Exhibit is attached to and made a part of the Lease by and between Normandy Nickerson Road, LLC, a Delaware limited liability company (“Landlord”) and Bitstream Inc., a Delaware corporation (“Tenant”) for space in the Building located at 500 Nickerson Road, Marlborough, Massachusetts 01752.

A.	Parking

Landlord shall provide non-reserved vehicle access to the surface parking lot located adjacent to the Building at a ratio of 3.5 vehicle spaces per each one thousand (1,000) rentable square feet of the Premises at no additional expense to Tenant (i.e. non-reserved parking for ninety-six (96) motor vehicles based upon the Tenant’s occupancy of 27,378 rentable square feet; the foregoing referred to herein as “Tenant’s Parking”). Tenant’s Parking shall be non-transferable (directly or indirectly) to any other institutions, entities or individuals other than as appurtenant to a Transfer or Permitted Transfer. Except for reasonable business travel of Tenant’s employees, overnight parking at the Building shall be strictly prohibited.

Landlord shall not be responsible for money, jewelry, automobiles or other personal property lost in or stolen from the parking lot. Landlord shall not be liable for any loss, injury or damage to persons using the parking lot or automobiles or other property thereon, it being agreed that, to the fullest extent permitted by law, the use of the parking lot and the parking spaces shall be at the sole risk of Tenant and its employees. Except for emergency repairs, Tenant and its employees shall not perform any work on any automobiles while located in the parking lot.

Tenant’s Parking shall be subject to such reasonable rules and regulations therefor as may be set and changed with reasonable prior notice by the Landlord from time to time and uniformly enforced by Landlord during the Term provided that such rules shall not at any time incorporate a charge or fee for parking. Landlord agrees that such rules and regulations shall be established and applied by Landlord in a non-discriminatory fashion, such that all rules and regulations shall be generally applicable to all other tenants of the Building of a similar nature of Tenant. Tenant’s Parking is non-assignable (except as part of a sublease or assignment of this Lease permitted by the terms of this Lease) and intended solely for the use of Tenant’s employees working from and business invitees to the Premises; and as such Tenant shall not offer them for “use” or “license” to any other entity, the general public, or any other tenants of the Building other than a valid sublessee of all or a portion of the Premises or assignee of the Lease. All such appurtenant rights for parking as set forth in this Section are automatically terminated upon termination of this Lease, and shall have no separate independent validity or legal standing. Landlord reserves the right to relocate and/or temporarily close any or all of the parking facilities to the extent necessary in the event of a casualty or governmental taking or for maintenance and repairs of the parking facility provided Landlord shall reopen the same or provide replacement parking facilities as soon as practicable thereafter provided that any relocation shall be reasonably proximate to the Building.

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B.	Extension Option

Provided the original Tenant named herein (or an Affiliate pursuant to a Permitted Transfer) is itself occupying not less than sixty percent (60%) of the entire Premises at the time of giving its notice to exercise its option and at the commencement of the Extension Term (as defined herein), Tenant shall have the right and option to extend the Term for two (2) additional periods of five (5) years (each an “Extension Term”). The right and option to so extend the term shall be personal to the Tenant executing this Lease (or an Affiliate pursuant to a Permitted Transfer) and such right and option may not be assigned or transferred to any other party or entity. The first Extension Term is to commence immediately upon expiration of the initial Term (the “Original Term”) and the second Extension Term is to commence immediately upon expiration of the first Extension Term, provided that both instances Tenant shall give Landlord notice of Tenant’s exercise of such option by no later than nine (9) months prior to the then scheduled expiration of the Original Term (or first Extension Term, as applicable) (except as otherwise provided in Section D below with respect to a simultaneous exercise of a Right of First Refusal), and provided further that no Default, or event which with the giving of notice or the passage of time, or both, would constitute a Default, unless the same is cured within the applicable cure period which exists at the time of giving such notice or at the commencement of either Extension Term. If a Default, or event which with the giving of notice or the passage of time, or both, would constitute a Default, exists at the time of giving such notice or at the time of commencement of an Extension Term, Tenant’s exercise of such option shall, at the option of Landlord, be null and void and of no further force and effect. Prior to the exercise by Tenant of any such option, the expression “Term” shall mean the Original Term. Except as expressly otherwise provided in the following paragraph, all the terms, covenants, conditions, provisions and agreements in the Lease contained herein shall be applicable to the Extension Term, except that following the second Extension Term there shall be no further extension terms. If Tenant shall give notice of its exercise of said option to extend in the manner and within the time period provided aforesaid, the Term (or first Extension Term, as applicable) shall be extended upon the giving of such notice without the requirement of any further action on the part of either Landlord or Tenant. If Tenant shall fail to give timely notice of the exercise of such option as aforesaid, Tenant shall have no right to extend the Term of this Lease, time being of the essence of the foregoing provisions.

The Annual Base Rent payable during each Extension Term shall be an amount equal to 100% of the Fair Market Rent for the Premises as of the commencement date of the applicable Extension Term. The Fair Market Rent shall be determined in accordance with the provisions set forth below. If for any reason the Annual Base Rent payable during an Extension Term has not been determined as of the commencement date of the Extension Term, Tenant shall pay the Annual Base Rent payable for the year immediately preceding the commencement of such Extension Term until the Annual Base Rent for the Extension Term is determined, at which time, an appropriate adjustment, if any, shall be made.

“Fair Market Rent” shall mean the anticipated rent for the Premises as of the commencement of the Extension Term under market conditions then existing in “as-is” condition. No later than one (1) month after Tenant’s Extension Notice, Landlord shall notify Tenant of Landlord’s estimate of the Fair Market Rent in writing. No later than fifteen (15) days after such written notification, Tenant may dispute Landlord’s estimate of Fair Market Rent upon written notice thereof to Landlord which written notice shall contain Tenant’s estimate of the Fair Market Rent. If Tenant disputes Landlord’s estimate of Fair Market Rent within such

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fifteen (15) day period, then the Fair Market Rent shall be determined by agreement between Landlord and Tenant during the next thirty (30) day period following Tenant’s notice of dispute (the “Discussion Period”), but if Landlord and Tenant are unable to agree upon the Fair Market Rent during the Discussion Period, then the Fair Market Rent shall be determined by a board of three (3) M.A.I. appraisers as hereafter provided, each of whom shall have at least five (5) years experience in the Boston Metro-west office rental market and each of whom is hereinafter referred to as “appraiser”, Tenant and Landlord shall each appoint one such appraiser and the two appraisers so appointed shall appoint the third appraiser (the “Neutral Appraiser”). The cost and expenses of each appraiser appointed separately by Tenant and Landlord shall be borne by the party who appointed the appraiser. The cost and expenses of the third appraiser shall be shared equally by Tenant and Landlord. Landlord and Tenant shall appoint their respective appraisers no later than fifteen (15) days after the expiration of the Discussion Period and shall designate the appraisers so appointed by notice to the other party. The two appraisers so appointed and designated shall appoint the Neutral Appraiser no later than twenty (20) days after the end of the Discussion Period and shall designate such appraiser by notice to Landlord and Tenant. Each of Landlord’s appointed appraiser and Tenant’s appointed appraiser shall issue their respective estimates of Fair Market Rent within thirty (30) days after the end of the Discussion Period. The Neutral Appraiser shall then choose either the Landlord’s appointed appraiser’s estimate of Fair Market Rent or the Tenant’s appointed appraiser’s estimate of Fair Market Rent as the Fair Market Rent of the space in question as of the commencement of the Extension Term and shall notify Landlord and Tenant of its determination no later than sixty (60) days after the end of the Discussion Period. The Fair Market Rent of the subject space determined in accordance with the provisions of this Section shall be deemed binding and conclusive on Tenant and Landlord. Notwithstanding the foregoing, if either party shall fail to appoint its appraiser within the period specified above (such party referred to hereinafter as the “failing party”) the other party may serve notice on the failing party requiring the failing party to appoint its appraiser within ten (10) days of the giving of such notice and if the failing party shall not respond by appointment of its appraiser within said (10) day period, then the appraiser appointed by the other party shall be the sole appraiser whose choice of either the Landlord’s or the Tenant’s estimate of Fair Market Rent shall be binding and conclusive upon Tenant and Landlord. All times set forth herein are of the essence.

C.	Tenant Identification

Landlord shall provide at Landlord’s cost, in the Building-standard format, Building-standard signage. Subject to the approval of Landlord as to conformance with the sign criteria for Marlborough Technology Park not to be unreasonably withheld, conditioned or delayed, and subject to the approval of all applicable governmental authorities, Tenant may, at Tenant’s cost, install an exterior sign on Tenant’s proportionate share of the outside of the Building in a location to be determined by Landlord in Landlord’s reasonable discretion.

D.	Right of First Refusal

Subject to the terms and conditions set forth below and subject to the existing prior rights of tenants and such tenants’ rights to extend with respect to such spaces, Tenant shall have an ongoing “Right of First Refusal” for the 4,346 rentable square foot space adjacent to the Premises as more particularly shown on Exhibit A (the “ROFR Space”).

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Any lease to Tenant of the ROFR Space shall be for a term which shall be coterminous with this Lease, provided that if the Third Party Offer (defined below) is for a period in excess of the then-remaining Term (or initial Extension Term), then Tenant’s right to exercise the Right of First Refusal for such ROFR Space shall be contingent upon Tenant effectively exercising its Extension Option set forth in Section B above upon the terms and conditions set forth in Section B at the same time as it exercises such Right of First Refusal, and the term of the ROFR Space shall be coterminous with the expiration of the applicable Extension Term (as defined in Section B above). If Landlord receives a bona fide written offer (“Third Party Offer”) to lease ROFR Space, and if Landlord desires to accept the Third Party Offer, it shall first make a written offer to Tenant (the “ROFR Notice”) upon the same terms as the Third Party Offer (except that the term of such ROFR Space shall be as set forth in this Section D) and any improvements contributed by Landlord shall be pro-rated to account for any variance in the length of term. The ROFR Notice to Tenant shall specify the rent for such ROFR Space, the date of availability of such ROFR Space and all other material terms and conditions which will apply to such ROFR Space. In the event the Third Party Offer includes space or property in addition to the ROFR Space, the ROFR Notice shall reasonably eliminate such additional space and adjust or prorate financial terms to cover only the ROFR Space and the ROFR Notice shall disclose such modifications. Tenant will notify Landlord within five (5) Business Days of Tenant’s receipt of the ROFR Notice if Tenant wishes to lease such ROFR Space from Landlord on the terms and conditions so specified. If Tenant notifies Landlord that it wishes to lease the ROFR Space, Landlord and Tenant shall execute an amendment to the Lease incorporating the ROFR Space into the Premises upon the terms contained in the ROFR Notice within fifteen (15) days following the later of the date of giving of Tenant’s Notice or the date a draft of the amendment is first delivered by Landlord to Tenant. If Tenant fails to notify Landlord within said five (5) Business Day period that Tenant intends to lease such ROFR Space, or fails to simultaneously exercise an Extension Option if required as aforesaid, or fails to execute the aforesaid amendment within fifteen (15) days following the later of the date of giving of Tenant’s Notice or the date a draft of the amendment is first delivered by Landlord to Tenant (or, if later, within five (5) business days following Tenant’s receipt from Landlord of an execution version of such amendment incorporating the terms contained in the ROFR Notice) (the “ROFR Waiver Date”), Tenant shall be deemed to have waived its rights with respect to the ROFR Space for a period of one (1) year from the ROFR Waiver Date and Landlord shall be entitled to lease all or any portion of such ROFR Space to any third party or parties on such terms and conditions, including, without limitation, options to extend the term of such lease and/or expand the premises under such lease, and for such rent as Landlord determines all in its sole discretion. Following the expiration of the one-year period following any ROFR Waiver Date, the ROFR Space shall again be subject to Tenant’s Right of First Refusal in accordance with and subject to the provisions of this Section D.

Notwithstanding any contrary provision of this Section or any other provision of this Lease, any Right of First Refusal and any exercise by Tenant of any Right of First Refusal shall be void and of no effect unless on the date Tenant notifies Landlord that it is exercising the Right of First Refusal and on the commencement date of the amendment for the ROFR Space (i) this Lease is in full force and effect and (ii) no default of Tenant has occurred under the Lease which remains continuing and uncured after any applicable notice and opportunity to cure and (iii) Tenant shall not have assigned this Lease (other than to an Affiliate), and there shall not be any sublease or subleases in effect as of the commencement of the term of the Lease for any of the

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ROFR Space as of the date of Landlord’s notice of the ROFR Space availability and (iv) if such ROFR Notice is delivered prior to any exercise by Tenant of the Early Termination Option set forth in Section E below, Tenant shall waive such Early Termination Option in writing. Additionally, the Right of First Refusal shall not apply to any Third Party Offer which is for a term which exceeds the Term of this Lease and any remaining exercisable Extension Options, and Landlord shall have no obligation to provide Tenant with notice of any such Third Party Offer.

E.	Early Termination Option

Tenant shall have the one-time option to terminate this Lease effective as of the last day of the eighty-seventh (87th ) Lease Month (the “Early Termination Date”) provided that (i) Tenant gives Landlord not less than nine (9) months prior written notice to terminate (the “Termination Notice”), (ii) Tenant provides the Termination Payment (defined below) with the Termination Notice, (iii) Tenant is not in Default hereunder either at the time of the Termination Notice or on the Early Termination Date and (iv) all Base Rent, Additional Rent and all other charges due under this Lease have been paid on or before the Early Termination Date. Together with the Termination Notice, Tenant shall pay Landlord a “Termination Payment” of $400,000.00. As of the Early Termination Date, neither party shall have any rights, liabilities or obligations under this Lease for the period accruing after the Early Termination Date, except those which, by the provisions of this Lease, expressly survive the termination of the term of this Lease, and Tenant shall surrender the Premises in the condition required under this Lease. This option to terminate shall be self-operative as provided herein and no additional agreement between Landlord and Tenant shall be necessary to effectuate such termination. This Early Termination Option shall be available to Tenant irrespective of assignment of the Lease (provided such assignment is permitted under the Lease) or one or more subleases of all or a portion of the Premises; provided, however that if any portion of the Premises is sublet, or if this Lease shall be assigned, then this Early Termination Option may be exercised by Tenant only if all then-existing subleases specifically provide that they shall automatically terminate simultaneously with the Lease upon Tenant’s (or Tenant’s permitted assignee’s) exercise of the Early Termination Option.

F.	Restroom Upgrades

Landlord shall, at Landlord’s sole cost and expense as soon as reasonably practicable following Substantial Completion of Landlord’s Work, upgrade the restrooms located in the Premises using Building-standard materials consistent with Landlord’s standard upgrades to the restrooms in other leased premises in the Complex. Tenant acknowledges that such restroom upgrades are not part of Landlord’s Work.

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EXHIBIT G

FORM OF LETTER OF CREDIT

[Name of Financial Institution]

Irrevocable Standby
Letter of Credit

No.

Issuance Date:

Expiration Date:

Applicant:

Beneficiary

[Insert Name of Landlord]

[Insert Building management office address]

Ladies/Gentlemen:

We hereby establish our Irrevocable Standby Letter of Credit in your favor for the account of the above referenced Applicant in the amount of                                  U.S. Dollars ($                            ) available for payment at sight by your draft drawn on us when accompanied by the following documents:

1.	An original copy of this Irrevocable Standby Letter of Credit.

2.	Beneficiary’s dated statement purportedly signed by an authorized signatory or agent reading: “This draw in the amount of DO NOT FILL IN AMOUNT U.S. Dollars ($ ) under your Irrevocable Standby Letter of Credit No. represents funds due and owing to us pursuant to the terms of that certain lease by and between , as landlord, and , as tenant, and/or any amendment to the lease or any other agreement between such parties related to the lease.”

It is a condition of this Irrevocable Standby Letter of Credit that it will be considered automatically renewed for a one year period upon the expiration date set forth above and upon each anniversary of such date, unless at least 60 days prior to such expiration date or applicable anniversary thereof, we notify you in writing by certified mail return receipt requested or by recognized overnight courier service, that we elect not to so renew this Irrevocable Standby Letter of Credit. In addition to the foregoing, we understand and agree that you shall be entitled to draw upon this Irrevocable Standby Letter of Credit in accordance with 1 and 2 above in the event that we elect not to renew this Irrevocable Standby Letter of Credit and, in addition, you provide us with a dated statement purportedly signed by an authorized signatory or agent of Beneficiary stating that the Applicant has failed to provide you with an acceptable substitute

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irrevocable standby letter of credit in accordance with the terms of the above referenced lease. We further acknowledge and agree that: (a) upon receipt of the documentation required herein, we will honor your draws against this Irrevocable Standby Letter of Credit without inquiry into the accuracy of Beneficiary’s signed statement and regardless of whether Applicant disputes the content of such statement; (b) this Irrevocable Standby Letter of Credit shall permit partial draws and, in the event you elect to draw upon less than the full stated amount hereof, the stated amount of this Irrevocable Standby Letter of Credit shall be automatically reduced by the amount of such partial draw; and (c) you shall be entitled to transfer your interest in this Irrevocable Standby Letter of Credit from time to time and more than one time without our approval and without charge. In the event of a transfer, we reserve the right to require reasonable evidence of such transfer as a condition to any draw hereunder.

This Irrevocable Standby Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 revision) ICC Publication No. 500.

We hereby engage with you to honor drafts and documents drawn under and in compliance with the terms of this Irrevocable Standby Letter of Credit.

All communications to us with respect to this Irrevocable Standby Letter of Credit must be addressed to our office located at                                                   to the attention of                                                  .

Very truly yours,

[name]

[title]

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